(TRANSLATION)

Semi-annual Financial Report
(Japanese GAAP)

Exhibit 1

This report is an English translation of “Hanki-Houkokusho” as of and for the six months ended September 30, 2003, filed on December 9, 2003 by Electronic Disclosure for Investors’ Network (EDINET) pursuant to Regulation 27-30-2 of the Japanese Securities and Exchange Law.

Document for filing:	Semi-annual Financial Report

Administrative Division for Filing to:	Director of Kanto Local Finance Bureau

Filing Date:	December 9, 2003

Period of Semi-annual Financial Report for:	April 1, 2003 ~ September 30, 2003

Company Name (in English):	NISSIN CO., LTD.

Representative:	President and Representative Director, Kunihiko Sakioka

Location of Matsuyama Head Office:	7-6, Chifune-machi 5-Chome, Matsuyama City, Ehime (The address above is the registered head office; the actual principal executive office is the Tokyo Head Office indicated below)

Telephone:	+ 81-89-943-2400

Contact:	Tadashi Okamoto, General Manager of Accounting Department

Location of Tokyo Head Office:	6-1, Nishi-shinjuku 1-Chome, Shinjuku-ku, Tokyo

Telephone:	+ 81-3- 3348-2424

Contact:	Tadashi Okamoto, General Manager of Accounting Department

Location where the filing is available to the public:	Tokyo Head Office, Nissin Co., Ltd.
    (6-1, Nishi-shinjuku 1-Chome, Shinjuku-ku, Tokyo)
Osaka Branch Office, Nissin Co., Ltd.
    (2-27, Shiromi 1-Chome, Chuo-ku, Osaka)
Omiya Branch, Nissin Co., Ltd.
    (23-1, Kishiki-cho 1-Chome, Omiya-ku, Saitama City, Saitama)
Chiba Branch, Nissin Co., Ltd.
    (14-13, Fujimi 1-Chome, Chuo-ku, Chiba City, Chiba)
Yokohama Kannai Branch, Nissin Co., Ltd.
    (45-1, Sumiyoshi-cho 4-Chome, Naka-ku, Yokohama City, Kanagawa)
Nagoya Branch, Nissin Co., Ltd.
    (5-31, Nishiki 3-Chome, Naka-ku, Nagoya City, Aichi)
Kobe Branch, Nissin Co., Ltd.
    (1-12, Gokodori 6-Chome Chuo-ku, Kobe City, Hyogo)
Tokyo Stock Exchange, Inc.
    (2-1, Nihonbashi Kabuto-cho, Chuo-ku, Tokyo)

Semi-annual Financial Report

FIRST SECTION: CORPORATE INFORMATION

Note: All amounts in these financial statements are rounded down to the nearest unit.

ITEM 1.    OVERVIEW OF THE CORPORATION

1.	Key Financial Data and Trends

	For the Six Months Ended / As of			For the Year Ended / As of
	September 30,			March 31,

	2001	2002	2003	2002	2003

	(in millions, except percentages, shares, per share data and number of employees)
Consolidated Financial Data:
Operating revenues	¥17,439	¥21,517	¥22,958	¥36,515	¥45,601
Ordinary income	3,837	4,850	5,543	9,256	10,714
Net income	1,942	2,519	2,783	4,817	5,209
Shareholders’ equity	40,953	43,907	46,605	43,191	44,905
Total assets	167,065	191,776	195,600	177,834	203,714
Per share data (in yen):
Shareholders’ equity per share	1,236.60	678.52	377.41	1,310.62	708.98
Earnings per share:
Basic	59.19	38.86	22.16	146.13	79.63
Diluted	59.15	—	—	146.12	—
Ratio of shareholders’ equity to total assets (%)	24.5	22.9	23.8	24.3	22.0
Net cash (used in) provided by operating activities	(10,803)	(9,408)	6,780	(20,396)	(14,347)
Net cash (used in) provided by investing activities	(889)	(793)	25	287	(1,462)
Net cash provided by (used in) financing activities	4,096	10,649	(11,160)	11,384	22,306
Cash and cash equivalents at end of period	18,245	17,564	19,257	17,116	23,612
Number of employees (persons)	904	881	925	859	832
Average number of temporary employees (persons)	67	74	84	77	82

Non-consolidated Financial Data:
Operating revenues	17,401	20,263	20,799	36,401	41,381
Ordinary income	4,001	4,450	5,241	9,431	10,304
Net income	2,062	2,387	2,665	4,978	4,945
Common stock	6,571	6,610	6,610	6,610	6,610
Issued shares (in thousand shares)	33,118	66,312	132,624	33,156	66,312
Shareholders’ equity	41,151	44,013	46,503	43,430	44,883
Total assets	167,158	189,539	191,318	177,697	201,680
Per share data (in yen):
Shareholders’ equity per share	1,242.58	680.16	376.58	1,317.86	708.95
Earnings per share:
Basic	62.87	36.82	21.21	151.02	75.85
Diluted	62.83	—	—	151.01	—
Dividends per share for corresponding period	12.50	6.50	3.75	25.00	15.00
Ratio of shareholders’ equity to total assets (%)	24.6	23.2	24.3	24.4	22.3
Number of employees (persons)	895	844	890	816	813
Average number of temporary employees (persons)	67	74	80	76	81

Semi-annual Financial Report

Notes:	1)	Consumption taxes are excluded from operating revenues.

	2)	On May 21, 2001, Nissin Co., Ltd. completed a three-for-one stock split. The earnings per share following the split are calculated as if the stock split occurred at the beginning of the period.

	3)	On each of May 21, 2002 and May 20, 2003, Nissin Co., Ltd. completed a two-for-one stock split. The earnings per share following each split are calculated as if each of the stock splits occurred at the beginning of the corresponding period.

	4)	Diluted earnings per share for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 were not presented, as there was no dilution effect for the corresponding period.

	5)	The number of employees represents the number of full-time employees, net of employees loaned to other companies.

	6)	The full-year dividend per share for the year ended March 31, 2003 includes the ¥1 memorial dividend in connection with the listing of Nissin Co., Ltd. shares on the New York Stock Exchange.

	7)	Accounting Standard of Board Statement (“ASB Statement”) No. 2 of “Accounting Standard Concerning Earnings Per Share”, and Accounting Standard of Board Guidance (“ASB Guidance”) No. 4 of “Accounting Guidance Concerning Earnings Per Share”, issued by Accounting Standard Board of Japan (“ASBJ”) on September 25, 2002, were adopted as of the six month period ended September 30, 2002.

The impact of these adoptions was presented in the notes included in “ITEM 5. FINANCIAL STATEMENTS — 1. Semi-annual Consolidated Financial Statements — (1) Semi-annual Consolidated Financial Statements — Per Share Data”.

Semi-annual Financial Report

2.	Description of Business

Principal business segments of Nissin Co., Ltd. (“NISSIN”) and its subsidiaries and affiliates (collectively the “Company”) have not significantly changed during the six months ended September 30, 2003.

3.	Overview of Subsidiaries and Affiliates

1)	The newly consolidated companies during the six months ended September 30, 2003 are as follows:

		Common Stock		Interest Owned
Company Name	Location	(in millions)	Main Business	(%)	Relationship

Nissin Insurance Co., Ltd.	Shinjuku-ku, Tokyo	¥10	Other businesses	100.0	1 interlocking director An agency for life and non-life insurance businesses
NIS Real Estate Co., Ltd.	Shinjuku-ku, Tokyo	30	Other businesses	95.0	2 interlocking directors and 1 statutory auditor An agency for company housing management

Note: The presentation of “Main Business” refers to the “Business Segment”.

2)	The companies that are no longer equity-method affiliates due to allotment of shares to third parties during the six months ended September 30, 2003 are as follows:

Company Name	Location	Main Business	Notes

Swan Credit Co., Ltd.	Minato-ku, Tokyo	Integrated financial services	On June 25, 2003, Swan Credit Co., Ltd. completed an allotment of shares to a third party, causing NISSIN’s equity interest to fall below 20.0%.
BB Net Corp.	Kita-ku, Osaka	Small business owner support services	On July 15, 2003, BB Net Corp. completed an allotment of shares to a third party and NISSIN sold shares of BB Net Corp., causing NISSIN’s equity interest to fall below 20.0%.

Note: The presentation of “Main Business” refers to the “Business Segment”.

4.	Employees

(1)	Employees of the Company

September 30, 2003

Small Business
	Integrated	Owner Support
	Financial Services	Services	Loan Servicing	Other Businesses	Total

(persons)
Number of Employees	890 (80)	1 (-)	27 (2)	7 (2)	925 (84)

Notes:	1)	The number of employees represents the number of full-time employees, net of employees loaned to third parties outside the Company.

	2)	Each number presented in parentheses is the average number of temporary employees for the six months period, who are not included in the number of full-time employees.

(2)	Employees of NISSIN

September 30, 2003

(persons)
Number of Employees	890 (80)

Notes:	1)	The number of employees represents the number of full-time employees, net of employees loaned to companies other than NISSIN.

	2)	The number presented in parentheses is the average number of temporary employees for the six months period, who are not included in the number of full-time employees.

Semi-annual Financial Report

(3)	Labor Union

None of the Company’s employees are members of any labor union. The relations between management and labor are excellent.

Semi-annual Financial Report

ITEM 2.    OVERVIEW OF BUSINESS

1.	Summary of Operating Results

(1)	Business Performance

During the six months ended September 30, 2003, certain sectors of the Japanese economy saw improvement due to the positive effects of monetary and fiscal policies as well as the deflation countermeasures taken by the government and the Bank of Japan. However, no significant turnaround in employment and income conditions was seen, and the non-performing loan problem facing the financial sector continued to be a cause of concern. As a result, personal consumption remained stagnant and the domestic economic activity remained at its lowest levels.

In our industry, prolonged deflationary conditions and extremely severe employment and income conditions led to notable deterioration of business performances. Specifically, the consumer sentiment has seen a sharp downturn, leading to an increasing number of people who are reluctant to obtain new loans and willing to repay loans at an accelerated pace. Furthermore, acceleration of the disposal of non-performing loans has had a negative effect on the cash flows of small and medium-sized companies, resulting in significantly increased levels of corporate bankruptcies and personal bankruptcies. The combination of these negative trends has led to sluggish growth of loans outstanding balances and increases in loan losses-related costs.

Given this business environment, the Company focused its efforts on its loan business and alliance strategy centered on small business owners to realize a new type of non-bank providing “total financial solutions” through creation of new market and innovative services.

As the result of our aggressive promotion of total financial services while managing credit risk, the total balance of our loans outstanding as of September 30, 2003 is ¥170,192 million, an increase of ¥3,496 million or up 2.1% as compared to the total balance of loans outstanding at the end of the corresponding period of the previous year.

Due to the increase in the total balance of loans outstanding, interest income is ¥19,823 million for the six months ended September 30, 2003, or an increase of ¥709 million or up 3.7% as compared to the interest income for the corresponding period of the previous year. In addition, a guarantee fee of ¥142 million from alliance companies such as Sanyo Club Co., Ltd. and Shinsei Business Finance Co., Ltd., compared with a guarantee fee of ¥13 million for the corresponding period of the previous year, and operating revenues of ¥2,109 million from the positive development of Nissin Servicer Co., Ltd., an increase of ¥1,518 million or up 256.9%, as compared with the operating revenues from Nissin Servicer Co., Ltd. for the corresponding period of the previous year, contributed to the operating revenues of ¥22,958 million, an increase of ¥1,440 million or up 6.7% from the operating revenues for the corresponding period of the previous year.

The total balance of interest-bearing debt showed an increase of 1.7% from the total balance of interest-bearing debt as of the end of the corresponding period of the previous year. However, besides benefiting from the financial market with continued monetary easing by the government and Bank of Japan, we improved our trading conditions and diversified financing methods, such as through the issuance of commercial paper. As a consequence, financial costs came to ¥1,741 million, a decrease of ¥112 million or down 6.1% compared with the financial costs for the corresponding period of the previous year.

Because of increases in bankruptcies and other debt restructuring proceedings, the loan losses-related costs came to a level of ¥7,146 million, an increase of ¥342 million or up 5.0%. The cost of purchased loan collection is ¥1,266 million, an increase of ¥859 million or up 211.0%. The commission fee paid to alliance companies came to ¥321 million, an increase of ¥62 million or up 24.1% as compared to the commission fee for the corresponding period of the previous year. Consequently total other operating expenses is ¥15,518 million, an increase of ¥771 million or up 5.2% from the total other operating expenses for the corresponding period of the previous year.

Total operating expenses are ¥17,259 million, an increase of ¥658 million or up 4.0% and operating income increased to ¥5,698 million, an increase of ¥781 million or up 15.9% as compared to the operating income for the corresponding period of the previous year.

Semi-annual Financial Report

Other income is ¥22 million, a decrease of ¥11 million or down 34.2% as compared to the other income for the corresponding period of the previous year, and other expenses are ¥177 million, an increase of ¥76 million or up 76.3% as compared to the other expenses for the corresponding period of the previous year, due to the interest expense incurred through Nissin Servicer Co., Ltd. of ¥29 million and equity losses on affiliates of ¥98 million. Consequently, ordinary income is ¥5,543 million, an increase of ¥693 million or up 14.3% as compared to the ordinary income for the corresponding period of the previous year.

Special income is totaled to ¥170 million, an increase of ¥50 million or up 41.9% as compared to the special income for the corresponding period of the previous year, due to gain on sales of fixed assets of ¥117 million, gain on sales of investment securities of ¥31 million and gain on sales of an affiliate of ¥16 million.

Special expenses are totaled to ¥674 million, an increase of ¥222 million or up 49.0% as compared to the special expenses for the corresponding period of the previous year, due to losses on sale of investment securities of ¥310 million and impairment loss on investment securities that amounted to ¥320 million.

Taken together, the semi-annual net income recorded an increase of ¥264 million or up 10.5%, as compared to the semi-annual net income for the corresponding period of the previous year, to ¥2,783 million.

Conditions of the various group segments are described below:

I.	Integrated Financial Services

In order to strengthen its business management structure, NISSIN integrated the Eastern Japan Sales Department with the Western Japan Sales Department and Sales Support Department and formed a new Sales Division during the first half of this fiscal year. With respect to our joint venture with Shinsei Business Finance Co., Ltd., 30 branches or loan offices of NISSIN began selling Shinsei Business Finance Co., Ltd. products from April 2003, establishing a distribution channel that will help to acquire new customers for the Company. In addition, in order to respond more quickly to the ever-diversifying needs of owners of small and medium-sized companies, the Company also set up the Tokyo Sales Office as a pilot branch for handling various factoring products, such as commercial bill discounts, promissory note advances and account-receivable collateralized loans, in the Tokyo region. Moreover, in April 2003 and May 2003, the Niihama Branch and the Kameido Loan Office were abolished, in order to improve the efficiency of the Company’s sales and management operations. Finally, in response to increasing corporate insolvencies and personal bankruptcies, NISSIN has limited the provision of unsecured, non-guaranteed loans (from the perspective of credit risk management) and has made efforts to promote secured loans via alliance strategies.

Furthermore, as major developments in its promotion of services to business owners, the Company has

1.	tied up with Sanyo Electric Credit Group, a leasing company, to expand our business owner loans business, and

2.	established a joint venture of Shinsei Business Finance Co., Ltd. together with Shinsei Bank to develop our business owner loan business,

in order to strengthen our core loan business and focused on becoming a company that supports the growth of our business clients.

Moreover, with respect to the distribution channels for Wide loan products, a partnership was formed with Orient Shinpan Co., Ltd. in August 2003 to establish a customer agency business.

Semi-annual Financial Report

As a result of the above activities, the total number of loan accounts decreased by 8.9% from the number at the end of the corresponding period of the previous year to 170,788. On the other hand, the total balance of loans outstanding increased by 2.1% from the total balance of loans outstanding at the end of the corresponding period of the previous year to ¥170,192 million. A breakdown of the total balance of loans outstanding, as compared to the respective figures at the end of the corresponding period of the previous year, is given below:

•	Consumer loans — 96,224 accounts (19.6% decrease); loans outstanding of ¥37,797 million (16.4% decrease)

•	Wide loans — 35,345 accounts (5.8% increase); loans outstanding of ¥60,073 million (2.2% increase)

•	Small business owner loans — 23,643 accounts (20.2% increase); loans outstanding of ¥52,962 million (19.5% increase)

•	Business Timely loans — 15,234 accounts (5.7% increase); loans outstanding of ¥17,701 million (2.2% increase)

II.	Small Business Owner Support Services

Shiq Consulting Co., Ltd., a financial consulting company (other businesses) was renamed as Nissin Credit Guarantee Co., Ltd. on April 24, 2003. The company now provides credit-guaranteeing services for real-estate leases to support the business expansion of entrepreneurs.

III.	Loan Servicing

Nissin Servicer Co., Ltd., which utilizes the credit management know-how and expertise cultivated by the Company, successfully operated in purchases and collections of distressed loans. As a result, purchased loans outstanding amounting to ¥4,536 million as of September 30, 2003, up 167.5% compared with purchased loans outstanding at the end of the corresponding period of the previous year, and generated ¥2,109 million in operating revenues for the six months ended September 30, 2003, up 256.9% compared with operating revenues for the corresponding period of the previous year.

Semi-annual Financial Report

(2)	Cash Flows

As of September 30, 2003, cash and cash equivalents (hereafter referred to as “cash”) decreased to ¥19,257 million, a decrease of ¥4,354 million or down 18.4% as compared to the cash at the end of the previous year. This decrease reflected a combination of a smaller increase in cash provided by operating activities because of a smaller net increase in loans receivable of ¥1,834 million due to tightening credit risk management and discreet sales, and an increase in cash used in financing activities as a result of controls in the capital procurement and management operations.

<Cash Flows from Operating Activities>

For the six months ended September 30, 2003, net cash provided by operating activities amounted to ¥6,780 million, as compared to net cash of ¥9,408 million used in operating activities for the corresponding period of the previous year. This change is mainly attributable to semi-annual net income before income taxes of ¥5,040 million, an increase of ¥521 million; loan losses-related costs of ¥7,146 million, an increase of ¥342 million; a net increase in purchased loans of ¥1,467 million, an increase of ¥472 million; and due to tightening credit risk management, a smaller net increase in loans receivable of ¥1,834 million, a decrease of ¥16,070 million, as compared to the respective figures for the corresponding period of the previous year.

<Cash Flows from Investing Activities>

For the six months ended September 30, 2003, net cash provided by investing activities amounted to ¥25 million, as compared to net cash of ¥793 million used in investing activities for the corresponding period of the previous year. This change is mainly attributable to sale of the real estate and expenditures for the development of the next generation network.

<Cash Flows from Financing Activities>

For the six months ended September 30, 2003, net cash used in financial activities amounted to ¥11,160 million, as compared to net cash of ¥10,649 million provided by financing activities for the corresponding period of the previous year. This change is mainly attributable to a net decrease in bonds of ¥4,209 million, a net decrease in long-term borrowings of ¥3,353 million, a net decrease in commercial paper of ¥1,000 million, a net decrease in asset backed commercial paper of ¥796 million, and the acquisition of treasury shares of ¥1,189 million.

Semi-annual Financial Report

2.	Operating Results

(1)	Operating Results of the Company

The presentation of loans receivable by category, etc. in accordance with “Regulation for Disclosure of Special Finance Companies” is provided in “(2) Operating Results of NISSIN” since there are no consolidated subsidiaries engaging in any applicable business. The following table provides operating revenues derived from each major business segment:

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

		Percentages		Percentages		Percentages
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
Integrated financial services
Interest income from loans receivable	¥19,114	88.8%	¥19,823	86.4%	¥39,073	85.7%
Other financial income	0	0.0	0	0.0	0	0.0
Other operating income	1,144	5.3	970	4.2	2,299	5.0

Sub-total	20,259	94.1	20,794	90.6	41,373	90.7
Loan servicing
Other operating income	590	2.8	2,109	9.2	2,858	6.3
Small business owner support services
Other operating income	618	2.9	—	—	1,267	2.8
Other businesses
Other operating income	49	0.2	54	0.2	102	0.2

Total	¥21,517	100.0%	¥22,958	100.0%	¥45,601	100.0%

Note:	Consumption taxes are excluded from the amounts presented above.

(2)	Operating Results of NISSIN

A.	Disclosure under the “Regulation for Disclosure of Special Finance Companies”

1.	Loans Receivable by Category

	September 30, 2002

		Percentages		Percentages	Average
Loan Categories	Accounts	of Total	Amount	of Total	Interest Rates

	(in millions except accounts, percentages and interest rates)
Consumers
Unsecured loans (except housing loans)	153,035	81.7%	¥103,980	62.4%	25.85%
Secured loans (except housing loans)	225	0.1	713	0.4	20.33
Housing loans	—	—	—	—	—

Sub-total	153,260	81.8	104,694	62.8	25.81

Business owners
Unsecured loans	34,087	18.2	61,626	37.0	25.38
Secured loans	90	0.0	365	0.2	20.49
Notes receivable	22	0.0	10	0.0	21.89

Sub-total	34,199	18.2	62,001	37.2	25.35

Total	187,459	100.0%	¥166,695	100.0%	25.64%

Semi-annual Financial Report

	September 30, 2003

		Percentages		Percentages	Average
Loan Categories	Accounts	of Total	Amount	of Total	Interest Rates

	(in millions except accounts, percentages and interest rates)
Consumers
Unsecured loans (except housing loans)	131,569	77.0%	¥97,870	57.5%	25.39%
Secured loans (except housing loans)	180	0.1	758	0.5	15.63
Housing loans	—	—	—	—	—

Sub-total	131,749	77.1	98,629	58.0	25.32

Business owners
Unsecured loans	38,877	22.7	70,663	41.5	25.02
Secured loans	86	0.1	682	0.4	8.92
Notes receivable	76	0.1	216	0.1	6.81

Sub-total	39,039	22.9	71,562	42.0	24.81

Total	170,788	100.0%	¥170,192	100.0%	25.10%

Notes:	1)	The amounts of unsecured loans for consumers represent the sum of the amounts of consumer loans and Wide loans. The amounts of unsecured loans for business owners represent the sum of the amounts of small business owner loans and Business Timely loans.

	2)	Each amount represents the sum of loans receivable and notes receivable.

2.	Loans Receivable by Type of Pledged Assets

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Pledged Assets	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentages)
Investment securities	8	0.0%	¥13	0.0%	10	0.0%	¥488	0.3%
Of which equity stock	3	0.0	10	0.0	8	0.0	486	0.3
Receivables	—	—	—	—	—	—	—	—
Of which bank deposits	—	—	—	—	—	—	—	—
Products	—	—	—	—	—	—	—	—
Real estate	307	0.2	1,064	0.7	256	0.2	953	0.6
Foundations	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Sub-total	315	0.2	1,078	0.7	266	0.2	1,441	0.9

Guaranteed	53,092	28.3	103,068	61.8	58,988	34.5	113,035	66.4
Unsecured	134,030	71.5	62,538	37.5	111,458	65.2	55,498	32.6
Notes receivable	22	0.0	10	0.0	76	0.1	216	0.1

Sub-total	187,144	99.8	165,617	99.3	170,522	99.8	168,750	99.1

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Note:	Each amount represents the sum of loans receivable and notes receivable.

Semi-annual Financial Report

3.	Loans Receivable by Loan Term

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Loan Terms	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentages)
Revolving loans	134,030	71.5%	¥62,538	37.5%	111,458	65.3%	¥55,498	32.6%
One year or less	41	0.0	44	0.0	111	0.0	491	0.3
Over one year to 5 years	52,410	28.0	101,849	61.1	57,888	33.9	111,000	65.2
Over 5 years to 10 years	954	0.5	2,147	1.3	1,314	0.8	3,114	1.8
Over 10 years to 15 years	24	0.0	115	0.1	17	0.0	87	0.1
Over 15 years to 20 years	—	—	—	—	—	—	—	—
Over 20 years to 25 years	—	—	—	—	—	—	—	—
Over 25 years	—	—	—	—	—	—	—	—

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Average loan term per account		42 months				44 months

Notes:	1)	The average loan term per account is calculated based on the assumption that the loan term of revolving loans is three years because the contract is renewed every three years automatically.

	2)	Each amount represents the sum of loans receivable and notes receivable.

4.	Loans Receivable by Type of Industry

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Industries	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentages)
Manufacturing	1,739	0.9%	¥3,227	1.9%	2,087	1.2%	¥3,878	2.3%
Construction	3,902	2.1	7,796	4.7	4,743	2.8	9,433	5.5
Public utility	—	—	—	—	—	—	—	—
Transportation / communication	975	0.5	2,002	1.2	1,104	0.6	2,199	1.3
Wholesale / retail / restaurants	19,820	10.6	34,542	20.7	22,008	12.9	38,754	22.8
Finance / insurance	185	0.1	382	0.2	225	0.1	441	0.2
Real estate	337	0.2	651	0.4	455	0.3	882	0.5
Service	5,935	3.1	10,949	6.6	7,231	4.2	13,549	8.0
Individuals	153,260	81.8	104,694	62.8	131,749	77.2	98,629	58.0
Other	1,306	0.7	2,450	1.5	1,186	0.7	2,423	1.4

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Note:	Each amount represents the sum of loans receivable and notes receivable.

Semi-annual Financial Report

5.	Funding Status

	September 30,

	2002		2003

		Average Capital		Average Capital
	Amount	Raising Rates	Amount	Raising Rates

	(in millions except percentages)
Borrowings from financial institutions	¥101,114	2.67%	¥99,686	2.39%
Other	40,000	2.61	41,177	2.18
Bonds / commercial paper	40,000	2.61	38,400	2.27

Total	141,114	2.65	140,863	2.33
NISSIN’s capital	55,265	—	59,739	—
Common stock	6,610	—	6,610	—

Notes:	1)	NISSIN’s capital represents the amount of total assets plus allowances less the sum of total liabilities, the planned amount of dividends and the bonuses for directors and statutory auditors.

	2)	The average capital raising rate is the weighted-average interest rate of borrowings during the period.

B.	Overview of Operations

1.	Number of branches, automatic teller machines (“ATMs”) and cash dispensers (“CDs”)

	September 30,

	2002	2003

Manned branch and loan offices	72	72
ATMs and CDs	1,115	1,108
Self-owned	14	—
Alliances	1,101	1,108

Note:	All ATMs and CDs are located only in the Shikoku region. NISSIN was able to use the ATMs and CDs of 5 banks upon alliance agreements at September 30, 2002 and 2003.

2.	Operating Revenues

(a)	Operating Revenue by Operating Activities

	Six Months Ended September 30,

	2002		2003

		Percentages		Percentages
	Amount	of Total	Amount	of Total

	(in millions except percentages)
Interest income from loans receivable
Consumer loans	¥6,053	29.9%	¥5,064	24.4%
Wide loans	6,331	31.2	6,665	32.0
Small business owner loans	4,382	21.6	5,736	27.6
Business Timely loans	2,233	11.0	2,265	10.9
Secured loans	111	0.6	86	0.4
Notes receivable	1	0.0	4	0.0

Sub-total	19,114	94.3	19,823	95.3

Other financial income
Interest on deposits	0	0.0	0	0.0
Interest from securities	—	—	0	0.0

Sub-total	0	0.0	0	0.0

Other operating income
Loans origination fee	571	2.8	376	1.8
Recovery from loans charged-off	533	2.6	430	2.1
Guarantee fees received	13	0.1	142	0.7
Other	30	0.2	25	0.1

Sub-total	1,148	5.7	975	4.7

Total	¥20,263	100.0%	¥20,799	100.0%

Note:	Consumption taxes are excluded from the amounts of operating revenue presented above.

Semi-annual Financial Report

(b)	Interest Income from Loans Receivable by Region

	Six Months Ended September 30,

	2002		2003

		Percentages		Percentages
Regions	Amount	of Total	Amount	of Total

	(in millions except percentages)
Hokkaido	¥547	2.9%	¥666	3.4%
Tohoku	1,042	5.4	1,146	5.8
Kanto	6,561	34.3	6,744	34.0
Chubu	1,813	9.5	1,983	10.0
Kinki	3,171	16.6	3,454	17.4
Chugoku	1,426	7.5	1,422	7.2
Shikoku	1,960	10.3	1,819	9.2
Kyushu	2,589	13.5	2,586	13.0

Total	¥19,114	100.0%	¥19,823	100.0%

Notes:	1)	Consumption taxes are excluded from the operating revenues presented above.

	2)	“Regions” are categorized by location of the branch or loan office. The prefectures included in each region are as follows:

		(The same definitions of regions also apply to those under 4 - (d)).

Hokkaido: Tohoku: Kanto: Chubu: Kinki: Chugoku: Shikoku: Kyushu:	Hokkaido
Aomori, Iwate, Miyagi, Fukushima
Ibaraki, Tochigi, Gunma, Saitama, Chiba, Tokyo, Kanagawa
Niigata, Ishikawa, Nagano, Gifu, Shizuoka, Aichi
Mie, Kyoto, Osaka, Hyogo, Nara, Wakayama
Shimane, Okayama, Hiroshima, Yamaguchi
Tokushima, Kagawa, Ehime, Kochi
Fukuoka, Nagasaki, Kumamoto, Oita, Miyazaki, Kagoshima, Okinawa

3.	Originated Loan Amounts by Product

	Six Months Ended September 30,

	2002		2003

		Percentages		Percentages
Loan Products	Amount	of Total	Amount	of Total

	(in millions except percentages)
Consumer loans	¥13,665	24.7%	¥8,973	22.6%
Wide loans	17,142	31.0	11,428	28.8
Small business owner loans	16,951	30.6	12,053	30.4
Business Timely loans	7,466	13.5	6,418	16.2
Secured loans	133	0.2	536	1.4
Notes receivable	18	0.0	254	0.6

Total	¥55,377	100.0%	¥39,664	100.0%

Semi-annual Financial Report

4.	Loans Receivable

(a)	Loans Receivable by Product

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Loan Products	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentages)
Consumer loans	119,620	63.8%	¥45,224	27.1%	96,224	56.3%	¥37,797	22.2%
Wide loans	33,415	17.8	58,755	35.3	35,345	20.7	60,073	35.3
Small business owner loans	19,677	10.5	44,312	26.6	23,643	13.8	52,962	31.1
Business Timely loans	14,410	7.7	17,313	10.4	15,234	8.9	17,701	10.4
Secured loans	315	0.2	1,078	0.6	266	0.2	1,441	0.9
Notes receivable	22	0.0	10	0.0	76	0.1	216	0.1

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

(b)	Loans Receivable by Loan Balance

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Loan Balances	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentages)
¥500,000 or less	115,216	61.5%	¥37,771	22.6%	91,782	53.8%	¥29,988	17.6%
¥500,001 ~ ¥1,000,000	23,720	12.6	20,471	12.3	25,980	15.2	22,174	13.0
¥1,000,001 ~ ¥3,000,000	43,495	23.2	88,376	53.0	46,816	27.4	92,554	54.4
¥3,000,001 ~ ¥5,000,000	4,910	2.6	19,272	11.6	5,965	3.5	23,194	13.6
¥5,000,001 ~ ¥10,000,000	113	0.1	715	0.4	227	0.1	1,472	0.9
Over ¥10,000,000	5	0.0	88	0.1	18	0.0	808	0.5

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Average balance of loans outstanding
per account (in thousands)		¥889				¥997

Note:	Each amount represents the sum of loans receivable and notes receivable.

(c)	Loans Receivable by Interest Rate

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Interest Rates	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentages)
Less than 20%	567	0.3%	¥457	0.3%	1,000	0.6%	¥2,291	1.4%
20% or more but less than 25%	34,382	18.3	81,520	48.9	47,190	27.6	102,663	60.3
From 25% to 29.2%	152,510	81.4	84,717	50.8	122,598	71.8	65,237	38.3

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Average contractual interest rate		25.64%				25.10%

Notes:	1)	Each amount represents the sum of loans receivable and notes receivable.

	2)	The average contractual interest rate is the weighted-average interest rate at the end of period.

Semi-annual Financial Report

(d)	Loans Receivable by Region

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Regions	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentage)
Hokkaido	5,617	3.0%	¥4,746	2.8%	6,127	3.6%	¥5,608	3.3%
Tohoku	10,286	5.5	8,815	5.3	7,927	4.6	8,629	5.1
Kanto	59,979	32.0	59,320	35.6	56,621	33.2	61,655	36.2
Chubu	17,857	9.5	15,181	9.1	15,045	8.8	15,263	9.0
Kinki	31,132	16.6	27,725	16.6	30,364	17.8	30,830	18.1
Chugoku	13,289	7.1	11,597	7.0	11,573	6.8	10,947	6.4
Shikoku	26,723	14.3	18,132	10.9	23,437	13.7	17,128	10.1
Kyushu	22,576	12.0	21,176	12.7	19,694	11.5	20,129	11.8

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Notes:	1)	The definitions of regions are listed in 2 - (b) above.

	2)	Each amount represents the sum of loans receivable and notes receivable.

(e)	Loans Receivable by Customers’ Gender and Age

	September 30,

	2002				2003

		Percentages		Percentages		Percentages		Percentages
Gender / Age	Accounts	of Total	Amount	of Total	Accounts	of Total	Amount	of Total

	(in millions except accounts and percentage)
Male
20~29 years old	17,484	9.3%	¥13,408	8.0%	13,895	8.1%	¥12,686	7.5%
30~39 years old	27,513	14.7	25,743	15.5	25,430	14.9	27,467	16.1
40~49 years old	21,699	11.6	22,551	13.5	20,858	12.2	23,908	14.1
50~59 years old	19,230	10.3	20,837	12.5	19,168	11.2	23,353	13.7
60 years old or over	10,903	5.8	9,541	5.7	11,295	6.6	11,237	6.6

Sub-total	96,829	51.7	92,083	55.2	90,646	53.0	98,653	58.0

Female
20~29 years old	12,618	6.7	7,854	4.7	9,245	5.4	6,510	3.8
30~39 years old	22,419	12.0	16,198	9.7	18,981	11.1	14,758	8.7
40~49 years old	22,006	11.7	19,390	11.6	19,399	11.4	18,245	10.7
50~59 years old	21,877	11.7	21,893	13.2	20,651	12.1	21,966	12.9
60 years old or over	11,710	6.2	9,274	5.6	11,866	7.0	10,057	5.9

Sub-total	90,630	48.3	74,612	44.8	80,142	47.0	71,538	42.0

Total	187,459	100.0%	¥166,695	100.0%	170,788	100.0%	¥170,192	100.0%

Notes:	1)	For a corporation, the gender and age represent those of its representative.

	2)	Each amount represents the sum of loans receivable and notes receivable.

5.	Loans Receivable Per Office and Per Employee

	September 30,

	2002		2003

	Accounts	Amount	Accounts	Amount

		(in millions except accounts)
Loans receivable per office	2,604	¥2,315	2,372	¥2,363
Loans receivable per employee	283	251	245	244

Notes:	1)	Loans outstanding per office are calculated based on the total number of branches and loan offices at period end. The total number of branches and loan offices was 72 at September 30, 2002 and 2003.

	2)	Loans outstanding per employee are calculated based on the number of sales persons at period end. The numbers of sales persons at September 30, 2002 and 2003 were 662 and 697, respectively.

Semi-annual Financial Report

3.	Challenges for the Company

There was no significant change in the business and financial issues of the Company and no new issues arose during the six months ended September 30, 2003.

4.	Significant Contracts

None

5.	Research and Development

None

Semi-annual Financial Report

ITEM 3. OVERVIEW OF PROPERTY AND EQUIPMENT

1.	Major Property and Equipment

There were no significant changes in the Company’s major property and equipment during the six months ended September 30, 2003.

2.	Plans on Acquisitions and Disposals of Property and Equipment

(1)	Acquisitions of Major Property and Equipment

The following relocations and acquisitions, which were planned at March 31, 2003, were implemented during the six months ended September 30, 2003:

Company’s Name	Description (Business Segment)	Expenditures (in millions)	Date of Completion

	Relocating Tokyo Head Office (-)	¥75	July 2003
Nissin Co., Ltd.	Opening 2 new branches (Integrated financial services)	23	August 2003
	Relocating 3 branches (Integrated financial services)	21	June 2003

Notes:	1)	The amounts of expenditures include the amounts of security deposits for leased offices.
	2)	The consumption taxes are excluded from the expenditures presented above.

In addition, there are no plans on acquisitions of major property and equipment for the six months ending March 31, 2004.

(2)	Sales of Major Property and Equipment

The following major property and equipment, which were planned at March 31, 2003, were sold during the six months ended September 30, 2003:

Company’s Name	Description	Book Value
(Name of Property)	(Business Segment)	(in millions)	Date of Sale

Nissin Co., Ltd. (Sanwa Tachibana No. 6)	Real estate for lease (Other businesses)	¥ 121	April, 2003

Nissin Co., Ltd. (Nissin Building No. 3 and other)	Real estate for lease (Other businesses)	100	April, 2003

In addition, there are no plans on sales or disposals of property and equipment for the six months ending March 31, 2004.

Semi-annual Financial Report

ITEM 4. OVERVIEW OF NISSIN

1.	Information on Capital Stock

(1)	The Total Number of Shares

1.	Total Number of Authorized Shares

Number of Shares
Type of Shares	(shares)

Common stock	480,000,000

Total	480,000,000

Note:	Upon approval at the annual shareholders’ meeting on June 24, 2003, the number of authorized shares has been changed to 480,000,000. However, the number will be decreased by the amount of stock retired.

2.	Total Number of Issued Shares

		December 9, 2003
	September 30, 2003	(filing date)
Type of Shares	(shares)	(shares)	Stock Exchange	Details

Common stock	132,624,056	132,624,056	Tokyo Stock Exchange (First Section) New York Stock Exchange	Share of NISSIN’s common stock with voting rights and without any restriction

Total	132,624,056	132,624,056	—	—

Note:	The number of issued shares of common stock does not include the number of shares newly issued upon exercises of stock options, warrants and convertible bonds during the period from December 1, 2003 to the filing date of this semi-annual financial report.

Semi-annual Financial Report

(2)	Information on Stock Options, Warrants and Convertible Bonds

1.	Stock Options

(Approved at the Annual Shareholders’ Meeting on June 22, 2002)

	September 30, 2003	November 30, 2003

Number of stock options (units):	24,060 (Note 1)	23,700 (Note 1)
Type of shares:	Common stock	Common stock
Number of shares of common stock issuable upon exercise (shares):	2,406,000 (Note 2)	2,370,000 (Note 2)
Amount to be paid in upon stock option exercise (in yen per share):	¥ 498 (Note 3)	¥ 498 (Note 3)
Exercise period:	October 1, 2002 ~	October 1, 2002 ~
	September 30, 2005	September 30, 2005
Exercise price (in yen per share):	¥498	¥498
Amount to be credited to common stock (in yen per share):	¥249	¥249
Requirement for grantee:	Grantee must be a NISSIN’s director, statutory auditor, employee, corporate advisor or temporary employee with tenure of over one year, or a subsidiary’s director, statutory auditor or employee at the time of the exercise of such new subscription rights. However, stock options may be exercised upon the retirement of a director, retirement due to age or under certain other reasonable circumstances.
Other requirements for the grantee are defined in the stock option contract executed upon the approval by the Annual Shareholders’ Meeting and the Board of Directors.
Transfer restriction item:	Stock option can not be alienated or pledged

Notes:	1)	100 shares of common stock are subject to per unit stock option.

2)	In the event of a split or consolidation on NISSIN’s stock, the number of shares issuable upon exercise per stock option unit will be adjusted by the following formula, except that the number of shares issuable upon exercise will be rounded down to the nearest share.

Number of shares as adjusted = Number of shares before adjustment × Split or consolidation ratio

3)	In the event of a split or consolidation on NISSIN’s stock, the paid-in amount of exercised shares per stock option unit will be adjusted by the following formula, with any fraction of ¥1 occurring upon such adjustment rounded upward to the nearest yen.

Paid-in amount as adjusted = Paid-in amount before adjustment / Split or consolidation ratio

In the event that NISSIN issues new shares or distributes shares of treasury stock of NISSIN at a price lower than the current market price after the issuance of the stock option, the paid-in amount shall be adjusted in accordance with the following formula, with any fraction of ¥1 occurring upon such adjustment rounded upward to the nearest yen:

						Number of newly issued	Paid-in price per
						(distributed) shares	× share
				Number of already	+
Paid-in amount as		Paid-in		issued shares		Current market price per share
adjusted	=	amount before	×
		adjustment		Number of already issued shares		+	Number of newly issued (distributed)
shares

Semi-annual Financial Report

(Approved at the Annual Shareholders’ Meeting on June 24, 2003)

	September 30, 2003	November 30, 2003

Number of stock options (units):	13,500 (Note 1)	13,325 (Note 1)
Type of shares:	Common stock	Common stock
Number of shares of common stock issuable upon exercise (shares):	1,350,000 (Note 2)	1,332,500 (Note 2)
Amount to be paid in upon stock option exercise (in yen per share):	¥ 532 (Note 3)	¥ 532 (Note 3)
Exercise period:	August 1, 2003 ~	August 1, 2003 ~
	July 31, 2006	July 31, 2006
Exercise price (in yen per share):	¥532	¥532
Amount to be credited to common stock (in yen per share):	¥266	¥266
Requirement for grantee:	Grantee must be a director, statutory auditor, corporate advisor, person with consulting (shokutaku) agreements or employee of NISSIN or its wholly-owned subsidiary at the time of the exercise of such new subscription rights. However, stock options may be exercised upon the retirement of a director, retirement due to age or under certain other reasonable circumstances.
Other requirements for the grantee are defined in the stock option contract executed upon the approval by the Annual Shareholders’ Meeting and the Board of Directors.
Transfer restriction item:	Stock option can not be alienated or pledged

Notes:	1)	100 shares of common stock are subject to per unit stock option.

2)	In the event of a split or consolidation on NISSIN’s stock, the number of shares issuable upon exercise per stock option unit will be adjusted by the following formula, except that the number of shares issuable upon exercise will be rounded down to the nearest share.

Number of shares as adjusted = Number of shares before adjustment × Split or consolidation ratio

3)	In the event of a split or consolidation on NISSIN’s stock, the paid-in amount of exercised shares per stock option unit will be adjusted by the following formula, with any fraction of ¥1 occurring upon such adjustment rounded upward to the nearest yen.

Paid-in amount as adjusted = Paid-in amount before adjustment / Split or consolidation ratio

In addition, in the event that NISSIN issues new shares or distributes shares of treasury stock of NISSIN at a price lower than the current market price after the issuance of the stock option, the paid-in amount shall be adjusted in accordance with the following formula, with any fraction of ¥1 occurring upon such adjustment rounded upward to the nearest yen:

						Number of newly issued	Paid-in price per
						(distributed) shares	× share
				Number of already	+
Paid-in amount as		Paid-in		issued shares		Current market price per share
adjusted	=	amount before	×
		adjustment		Number of already issued shares		+	Number of newly issued (distributed)
shares

Semi-annual Financial Report

2.	Convertible Bonds and Warrants (stipulated by the Commercial Code etc., Article 19-2)

The information with respect to the 3-rd convertible bonds (“CBs”) issued on September 13, 2001 is as follows:

	September 30, 2003	November 30, 2003

Balance of CBs (in millions)	¥10,000	¥10,000
Conversion price (in yen)	785	785
Amount to be credited to common stock (in yen per share)	393	393

The information with respect to the detachable warrant portion of the 4-th unsecured bonds issued on April 20, 2001 is as follows:

	September 30, 2003	November 30, 2003

Maximum exercisable amount of warrant (in millions)	¥1,303	¥1,294
Exercise price (in yen)	577.5	577.5
Amount to be credited to common stock (in yen per share)	289	289

(3)	Changes in the Number of Issued Shares and Balance of Paid-in Capital

	Increase in Issued	Balance of Issued
	Shares of	Shares of			Change in	Balance of
	Common Stock	Common Stock	Change in	Balance of	Additional	Additional
Date	(shares)	(shares)	Common Stock	Common Stock	Paid-in Capital	Paid-in Capital

(in millions, except shares)
May 20, 2003	66,312,028	132,624,056	—	¥6,610	—	¥8,933

Note:	The increase in the number of issued shares of common stock on May 20, 2003 was due to the two-for-one stock split allocated to shareholders of record as of March 31, 2003.

(4)	Principal Shareholders (Top 10)

		September 30, 2003

		Shares of Common Stock Owned

		Number	Percentage
Name	Address	(000’s)	of Total

Nissin Building Co., Ltd.	7-6, Chifune-machi 5-Chome, Matsuyama City, Ehime	17,484	13.18%
Shuho, Ltd.	6-1, Nishi-Shinjuku 1-Chome, Shinjuku-ku, Tokyo	17,118	12.91
Japan Trustee Services Bank, Ltd.	8-11, Harumi 1-Chome, Chuo-ku, Tokyo	7,961	6.00
The Master Trust Bank of Japan, Ltd.	11-3, Hamamatsu-cho 2-Chome, Minato-ku, Tokyo	7,740	5.83
Kunihiko Sakioka	13-12, Kinuta 4-Chome, Setagaya-ku, Tokyo	4,517	3.41
Hideo Sakioka	3-13, Minami-machi 1-Chome, Matsuyama City, Ehime	3,995	3.01
The Chase Manhattan Bank, N.A. London	Woolgate House, Coleman Street, London, EC2P 2HD, UK
(Standing agent: Mizuho Corporate Bank, Ltd.)	(6-7, Nihonbashi-Kabuto-cho, Chuo-ku, Tokyo)	3,934	2.97
Midori Moriyama	10-12, Chuo 1-Chome, Matsuyama City, Ehime	2,011	1.52
Michimasa Sakioka	Ikushimachi 593, Matsuyama City, Ehime	1,848	1.39
NISSIN Employee’s Shareholding Association	7-6, Chifune-machi 5-Chome, Matsuyama City, Ehime	1,415	1.07

Total	—	68,027	51.29%

Notes:	1)	9,135,780 shares of treasury stock, comprising 6.89% of total issued shares at September 30, 2003, are not accounted for in the above list of major shareholders.

2)	All the shares held by the following companies are related to trust businesses.

Japan Trustee Services Bank, Ltd.	7,961 thousand shares
The Master Trust Bank of Japan, Ltd.	7,740 thousand shares

Semi-annual Financial Report

3)	According to the Amendment Report on Large Shareholdings submitted on September 30, 2003, the following institutions owned NISSIN’s shares, but these are excluded from the above list of principal shareholders because the exact number of shares owned by these institutions as of September 30, 2003 could not be confirmed.

		September 30, 2003

		Shares of Common Stock Owned

Name	Address	Number (000’s)	Percentage of Total

Schroder Investment Management (Japan) Ltd.	11-1, Marunouchi 1-Chome, Chiyoda-ku, Tokyo	9,345	7.05%
Schroder Investment Management Limited	31 Gresham Street, London, EC2V 7QA, UK	712	0.54
Schroder Investment Management North America Ltd.	31 Gresham Street, London, EC2V 7QA, UK	409	0.30

Total	—	10,467	7.89%

4)	According to the Amendment Report on Large Shareholdings submitted on August 31, 2003, the following institution owned NISSIN’s shares, but this is excluded from the above list of principal shareholders because the exact number of shares owned by this institution as of September 30, 2003 could not be confirmed.

		September 30, 2003

		Shares of Common Stock Owned

Name	Address	Number (000’s)	Percentage of Total

Resona Trust & Banking Co., Ltd.	1-1, Otemachi 2-Chome, Chiyoda-ku, Tokyo	5,123	3.86%

Total	—	5,123	3.86%

Note:	Potential shares of common stock owned are included in the number of shares of common stock owned and percentage of total shares of common stock presented above.

(5)	Voting Rights of Capital Stock

1.	Issued Shares

The following table shows the number of issued shares and voting rights by type of such issued shares at September 30, 2003:

	Number of Shares Issued	Number of
Type	(shares)	Voting Rights	Details

Non-voting capital stock	—	—	—
Capital stock with restricted voting rights (Treasury stock)	—	—	—
Capital stock with restricted voting rights (Others)	—	—	—
Capital stock with voting rights (Treasury stock)	(Treasury stock) Common stock 9,135,700	—	Share of NISSIN’s common stock without any restriction.
Capital stock with voting rights (Others)	Common stock 123,450,300	1,234,503	(same as above)
Capital stock below 1 unit under Japanese Unit Share System	Common stock 38,056	—	(same as above)
Total number of shares of capital stock issued	132,624,056	—	—
Number of voting rights	—	1,234,503	—

Notes:	1)	80 shares of treasury stock are included in the “Capital stock below 1 unit under Japanese Unit Share System”.

	2)	106,700 shares (equivalent to 1,067 voting rights) nominally owned by Japan Securities Depositary Center, Inc., are included in the “Capital stock with voting rights (Others)”.

Semi-annual Financial Report

2.	Treasury Stock

The following table shows the details on treasury stock at September 30, 2003:

		Shares of Common Stock Owned

Owner	Address	Under NISSIN’s Name (shares)	Under Other Names (shares)	Total Number (shares)	Percentage of Total

(Treasury stock) Nissin Co., Ltd.	7-6, Chifune-machi 5-Chome, Matsuyama City, Ehime	9,135,700	—	9,135,700	6.9%

Total	—	9,135,700	—	9,135,700	6.9%

2.	Market Price Information

The following table shows the monthly highest and lowest prices per share of NISSIN’s common stock on the Tokyo Stock Exchange during the six months ended September 30, 2003:

	April, 2003	May, 2003	June, 2003	July, 2003	August, 2003	September, 2003

	(in yen)
Highest	¥526	¥548	¥508	¥521	¥418	¥446

Lowest	461	472	451	393	377	381

Note:	Prices are those quoted on the First Section of the Tokyo Stock Exchange.

3.	Changes in Directors and Statutory Auditors

Changes in directors and statutory auditors during the period from the filing date of Annual Financial Report for the previous fiscal year to the filing date of the Semi-annual Financial Report under review are as follows:

(1)	Retirement

Position	Name	Date of Retirement

Director and General Manager of System Planning Department	Masami Obara	September 30, 2003

(2)	Internal Reassignment

Current Position	Previous Position	Name	Date of Reassignment

Director and General Manager of Credit Screening Department and Advice to Eastern Japan Investigation Department and Western Japan Investigation Department	Director and General Manager of Credit Screening Department	Hiroshi Akuta	July 1, 2003

Director and General Manager of Osaka Branch Office and Deputy General Manager of Sales and Marketing Control Division	Director and General Manager of Western Japan Sales Department and Osaka Branch Office	Hidenobu Sasaki	July 1, 2003

Director and General Manager, Advice to Sales and Marketing Control Division	Director and General Manager of Business Development Department	Yoshio Tanida	September 1, 2003

Semi-annual Financial Report

ITEM 5. FINANCIAL STATEMENTS

1.	In respect of the requirements for the preparation of the semi-annual consolidated and non-consolidated financial statements

(1)	The preparation of the semi-annual consolidated financial statements conforms to Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Consolidated Financial Statements (the “SCFS Regulation”), issued by the Ministry of Finance (MOF Ordinance No. 24, 1999).

In addition, the preparation of semi-annual consolidated financial statements as of and for the six months ended September 30, 2002 conforms to SCFS Regulation before modification, and the preparation of semi-annual consolidated financial statements as of and for the six months ended September 30, 2003 conforms to SCFS Regulation after modification.

(2)	The preparation of the semi-annual non-consolidated financial statements conforms to Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Financial Statements (the “SFS Regulation”), issued by the Ministry of Finance (MOF Ordinance No. 38, 1977).

In addition, the preparation of semi-annual non-consolidated financial statements as of and for the six months ended September 30, 2002 conforms to SFS Regulation before modification, and the preparation of semi-annual non-consolidated financial statements as of and for the six months ended September 30, 2003 conforms to SFS Regulation after modification.

2.	In respect of the report of independent certified public accountants:

The Company’s semi-annual consolidated financial statements and NISSIN’s semi-annual non-consolidated financial statements as of and for the six months ended September 30, 2002 and those as of and for the six months ended September 30, 2003 were audited by Sanyu & Co. pursuant to Article 193 (2) of the Securities and Exchange Law.

Semi-annual Financial Report

1.	Semi-annual Consolidated Financial Statements

(1)	Semi-annual Consolidated Financial Statements

1.	Consolidated Balance Sheets

	September 30,				March 31,

	2002		2003		2003

	Amount	% of Total	Amount	% of Total	Amount	% of Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥17,564		¥19,257		¥23,612
Notes and loans receivable (Notes 2, 3, 5 and 6)	166,695		170,192		175,123
Purchased loans receivable (Note 2)	1,377		4,536		3,077
Bills receivable and accounts receivable	712		—		—
Inventory	20		—		—
Other	3,296		3,212		3,416
Allowance for loan losses	(9,009)		(10,482)		(9,949)

Total Current Assets	180,657	94.2	186,715	95.5	195,280	95.9

Fixed Assets:
Tangible fixed assets (Notes 1 and 2)
Land	1,376		946		1,092
Other	1,112		650		733

Total tangible fixed assets	2,488		1,597		1,825

Intangible fixed assets	265		1,106		617

Investments and other assets (Notes 2 and 5)
Investments and other assets	10,257		8,736		8,001
Allowance for loan losses	(1,893)		(2,555)		(2,010)

Total investments and other assets	8,364		6,181		5,991

Total Fixed Assets	11,118	5.8	8,885	4.5	8,434	4.1

Total Assets	¥191,776	100.0	¥195,600	100.0	¥203,714	100.0

(Continued)

Semi-annual Financial Report

(Continued)

	September 30,				March 31,

	2002		2003		2003

	Amount	% of Total	Amount	% of Total	Amount	% of Total

	(in millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥500		¥—		¥—
Short-term borrowings (Note 2)	1,573		3,100		3,200
Current portion of long-term borrowings (Note 2)	47,309		53,270		49,984
Current portion of bonds	5,000		11,560		5,000
Commercial paper	3,500		1,400		2,400
Accrued income taxes	2,682		2,343		2,925
Accrued bonuses	494		535		88
Reserve for guarantee losses	31		60		9
Allowance for indemnification	34		—		—
Other	1,078		909		1,179

Total Current Liabilities	62,205	32.4	73,178	37.4	64,786	31.8

Long-term Liabilities:
Bonds	21,500		15,740		26,500
Convertible bond	10,000		10,000		10,000
Long-term borrowings (Note 2)	53,469		46,896		53,536
Asset backed commercial paper (Note 2)	—		2,777		3,574
Accrued retirement benefits — directors and statutory auditors	348		333		335
Other	126		66		76

Total Long-term Liabilities	85,445	44.6	75,815	38.8	94,022	46.2

Total Liabilities	147,650	77.0	148,993	76.2	158,809	78.0

MINORITY INTERESTS:
Minority interests	218	0.1	1	0.0	—	—

SHAREHOLDERS’ EQUITY:
Common stock	6,610	3.5	6,610	3.4	6,610	3.2
Additional paid-in capital	8,933	4.7	8,935	4.6	8,934	4.4
Consolidated retained earnings	30,151	15.7	34,567	17.7	32,416	15.9
Unrealized (losses) gains on investment securities	(213)	(0.1)	498	0.2	(239)	(0.1)
Treasury stock	(1,575)	(0.9)	(4,006)	(2.1)	(2,816)	(1.4)

Total Shareholders’ Equity	43,907	22.9	46,605	23.8	44,905	22.0

Total Liabilities, Minority Interests and Shareholders’ Equity	¥191,776	100.0	¥195,600	100.0	¥203,714	100.0

Semi-annual Financial Report

2.	Consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

		Percentages of		Percentages of		Percentages of
		Total Operating		Total Operating		Total Operating
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(in millions except percentages)
Operating revenues:
Interest income from loans receivable	¥19,114		¥19,823		¥39,073
Other financial income	0		0		0
Other operating income	2,403		3,134		6,528

Total operating revenues	21,517	100.0	22,958	100.0	45,601	100.0
Operating expenses:
Financial costs	1,853		1,741		3,675
Other operating expenses (Note 1)	14,747		15,518		30,885

Total operating expenses	16,600	77.2	17,259	75.2	34,560	75.8

Operating income	4,916	22.8	5,698	24.8	11,041	24.2

Other income:
Interest income from securities	—		0		0
Interest and dividends	16		12		28
Dividends from insurance	10		0		14
Gain from investment fund	—		2		—
Other	7		6		26

Total other income	33	0.2	22	0.1	69	0.2
Other expenses:
Interest expense on borrowings (other usage)	3		29		20
Stock issuance costs	24		21		24
Bond issuance costs	—		9		61
Equity losses in affiliates	45		98		121
Penalty of cancellation of lease contracts	20		15		21
Other	6		3		146

Total other expenses	100	0.5	177	0.8	396	0.9

Ordinary income	4,850	22.5	5,543	24.1	10,714	23.5

Special income:
Gain on sales of fixed assets	10		117		11
Gain on sales of investment securities	106		31		136
Gain on sales of equity interest in an affiliate	—		16		69
Gain on change of equity interest in an affiliate	2		5		2

Total special income	120	0.6	170	0.7	220	0.5
Special expenses:
Loss on sales of fixed assets	—		5		16
Loss on disposal of fixed assets	26		37		45
Loss on sales of investment securities	45		310		396
Impairment of investment securities	295		320		628
Cumulative effect in the prior year of provision for losses on guarantee	13		—		13
Loss on guarantee of lease payments	55		—		43
Other	16		—		617

Total special expenses	452	2.1	674	2.9	1,761	3.9

Income before income taxes	4,518	21.0	5,040	21.9	9,173	20.1

Income taxes:
Current	2,684		2,331		5,089
Deferred	(757)		(75)		(1,141)

Total income taxes	1,927	9.0	2,256	9.8	3,948	8.7
Minority interest	71	0.3	(0)	(0.0)	15	0.0

Net income	¥2,519	11.7	¥2,783	12.1	¥5,209	11.4

Semi-annual Financial Report

3.	Consolidated Statements of Retained Earnings

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Amount	Amount	Amount

	(in millions except percentages)
Additional paid-in capital:
General additional paid-in capital at beginning of period	¥8,933	¥8,934	¥8,933
Increase of additional paid-in capital:
Gain on sales of treasury stock	—	1	0

Additional paid-in capital at end of period	¥8,933	¥8,935	¥8,934

Retained earnings:
Consolidated retained earnings at beginning of period	¥28,091	¥32,416	¥28,091
Increase of retained earnings:
Net income	2,519	2,783	5,209
Decrease in affiliate companies	—	14	—

Total	2,519	2,798	5,209

Allocation of retained earnings:
Cash dividends	411	537	832
Directors’ and statutory auditors’ bonuses	48	76	48
Decrease in consolidated subsidiaries	—	—	3
Decrease in affiliate companies	—	33	—

Total	459	647	884

Retained earnings at end of period	¥30,151	¥34,567	¥32,416

Note:	Statutory auditors’ bonuses included in “Directors’ and statutory auditors’ bonuses” above for the six months ended September 30, 2002, and September 30, 2003 and for the year ended March 31, 2003 were ¥4 million, ¥6 million and ¥4 million, respectively.

Semi-annual Financial Report

4.	Consolidated Statements of Cash Flows

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Amount	Amount	Amount

	(in millions)
Operating activities
Income before income taxes	¥4,518	¥5,040	¥9,173
Depreciation and amortization	98	51	193
Amortization of consolidation account adjustment	4	—	4
Provision for loan losses	2,070	1,077	3,209
Provision for retirement benefits — directors and statutory auditors	(23)	(2)	(20)
Accrued bonuses	239	447	(157)
Interest income on deposits and dividends	(16)	(12)	(28)
Financial costs	1,856	1,770	3,695
Gain on sales of fixed assets	(10)	(117)	(11)
Loss on sales of fixed assets	—	5	16
Impairment of investment securities	295	320	628
Charge-offs of loans receivable	4,733	6,069	10,350
Interest receivable	17	104	(44)
Advanced interest received	0	4	0
Directors’ and statutory auditors’ bonuses	(48)	(76)	(48)
Other	(198)	159	1,311

Sub-total	13,537	14,843	28,271
Interest on deposits and dividends received	10	10	34
Interest paid	(1,921)	(1,841)	(3,751)
Income taxes paid	(2,106)	(2,913)	(4,168)

Sub-total	9,520	10,098	20,385
Loan originations	(55,377)	(39,664)	(108,633)
Collections of loans receivable	37,473	37,829	76,616
Loans purchased	(1,402)	(2,734)	(4,854)
Collections of purchased loans	407	1,266	2,146
Payments for loans factored	(46)	(102)	(70)
Collections of loans factored	18	86	61

Net cash (used in) provided by operating activities	(9,408)	6,780	(14,347)

Investing activities
Purchases of tangible fixed assets	(338)	(85)	(521)
Proceeds from sales of tangible fixed assets	31	349	43
Purchases of intangible fixed assets	(101)	(519)	(491)
Proceeds from sales of intangible fixed assets	—	17	4
Purchases of investment securities	(690)	(512)	(1,070)
Proceeds from sales of investment securities	561	836	1,057
Acquisition of minority interest	(0)	—	(2)
Purchases of repurchase agreement	—	(2,808)	—
Proceeds from repurchase agreement	—	2,809	—
Other	(255)	(59)	(481)

Net cash (used in) provided by investing activities	(793)	25	(1,462)

(Continued)

Semi-annual Financial Report

(Continued)

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Amount	Amount	Amount

	(in millions)
Financing activities
Proceeds from short-term borrowings	2,398	3,000	8,095
Repayment of short-term borrowings	(2,225)	(3,100)	(6,269)
Proceeds from commercial paper	5,000	4,800	8,600
Repayment of commercial paper	(1,500)	(5,800)	(6,200)
Proceeds from long-term borrowings	43,900	24,779	72,440
Repayment of long-term borrowings	(22,279)	(28,132)	(47,708)
Proceeds from bonds	—	790	4,938
Payments for redemption of bonds	(13,000)	(5,000)	(13,000)
Proceeds from issuance of asset backed commercial paper	—	739	4,719
Repayment of asset backed commercial paper	—	(1,535)	(1,421)
Increase of restricted deposits	—	(56)	(155)
Decrease of restricted deposits	—	84	1,582
Dividends paid	(411)	(536)	(831)
Purchases of treasury stock	(1,227)	(1,203)	(2,487)
Sales of treasury stock	—	14	19
Other	(4)	(2)	(13)

Net cash provided by (used in) financing activities	10,649	(11,160)	22,306

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net increase (decrease) in cash and cash equivalents	448	(4,354)	6,496
Cash and cash equivalents at beginning of period	17,116	23,612	17,116

Cash and cash equivalents at end of period	¥17,564	¥19,257	¥23,612

Semi-annual Financial Report

SIGNIFICANT ITEMS RELATING TO THE PREPARATION OF SEMI-ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

1.	Scope of Consolidation

All subsidiaries are consolidated as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

1. Number of consolidated subsidiaries	5 companies	5 companies	3 companies

Names of consolidated subsidiaries	Webcashing.com Co., Ltd. Future Create Inc. Nissin Servicer Co., Ltd. Big Apple Co., Ltd. Shiq Consulting Co., Ltd.	Nissin Servicer Co., Ltd. Big Apple Co., Ltd. Nissin Credit Guarantee Co., Ltd. Nissin Insurance Co., Ltd. NIS Real Estate Co., Ltd.	Nissin Servicer Co., Ltd. Big Apple Co., Ltd. Shiq Consulting Co., Ltd.

		Nissin Insurance Co., Ltd. and NIS Real Estate Co., Ltd. are newly established consolidated subsidiaries during the six months ended September 30, 2003.	Webcashing.com Co., Ltd. was excluded from consolidated subsidiaries as a result of an equity exchange, and became a wholly owned subsidiary of i-cf, Inc. Future Create Inc. was also excluded from consolidated subsidiaries because NISSIN sold a portion of its interest.

2.	Application of the Equity Method

Equity-method affiliates are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

1. Number of equity-method affiliates	3 companies	3 companies	5 companies

Names of equity-method affiliates	Ascot Co., Ltd. Swan Credit Co., Ltd. BB Net Corp.	Ascot Co., Ltd. i-cf, Inc. Shinsei Business Finance Co., Ltd.	Ascot Co., Ltd. Swan Credit Co., Ltd. BB Net Corp. i-cf, Inc. Shinsei Business Finance Co., Ltd.

	April 1, 2002 was deemed as the acquisition date of BB Net Corp.	Swan Credit Co., Ltd. and BB Net Corp. completed an allotment of shares to a third party, causing both NISSIN’s equity interests to fall below 20%. Because NISSIN has no ability to exercise significant influence over these companies, both companies are no longer equity-method affiliates.	April 1, 2002 was deemed as the acquisition date of BB Net Corp. October 1, 2002 was deemed as the acquisition date of i-cf, Inc. and Shinsei Business Finance Co., Ltd.

2.	Foods Logistic E-Commerce Co., Ltd. was not accounted for under the equity method for the six months ended September 30, 2002 despite NISSIN’s interest over 20%. This treatment did not materially affect the Company’s consolidated semi-annual financial position and the results of operation for the period then ended.

3.	Equity income of BB Net Corp. for the six months ended September 30, 2002 was recognized based on BB Net Corp.’s financial

Semi-annual Financial Report

statements as of and for the fiscal year ended July 31, 2002. Consequently, equity income of BB Net Corp. for the year ended March 31, 2003 was recognized based on BB Net Corp.’s financial statements as of and for the fiscal year ended July 31, 2002 and BB Net Corp.’s financial statements as of and for the six months ended January 31, 2003.

3.	Balance Sheet Date of Consolidated Subsidiaries

The balance sheet dates of all subsidiaries are the same as the Company’s consolidated balance sheet date as of September 30, 2002 except for that of Future Create Inc., as follows:

Company name:	Future Create Inc.
The balance sheet date:	At the end of August

The semi-annual consolidated financial statements as of and for the six months ended September 30, 2002 are prepared by using the semi-annual financial statements of Future Create Inc. as of and for the six months ended the above mentioned balance sheet date, and significant transactions that occurred between the balance sheet date of the subsidiary and the consolidated balance sheet date are taken into account for consolidation purposes.

The balance sheet dates of all subsidiaries are the same as the Company’s consolidated balance sheet date as of and for the six months ended September 30, 2003 and as of and for the year ended March 31, 2003.

4.	Significant Accounting Policies

(1)	Valuation and Computation of Assets

1.	Investment securities

Other securities:

Marketable securities

Market value is determined by the market price at period end.
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Private equity securities

Cost method, cost being determined by the moving average method

2.	Derivatives (not applicable as of March 31, 2003)

Market value method

(2)	Depreciation and Amortization of Fixed Assets

1.	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired buildings is computed using the straight-line method.

2.	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

Semi-annual Financial Report

3.	Long-term prepaid expense

Long-term prepaid expenses are amortized using the straight-line method.

(3)	Allowance for Loan Losses and Accrued Expenses

1.	Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses calculated by applying a percentage based on collection experience in the past to the general loans, plus individually estimated uncollectible amounts with respect to doubtful loans.

2.	Accrued bonuses

Accrued bonuses are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributed to the corresponding period.

3.	Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of the Company’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at September 30, 2002. This amount is determined in accordance with the Company’s internal rules. Accrued retirement benefits of NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at March 31, 2003 and September 30, 2003. These amounts are determined in accordance with NISSIN’s internal rules.

4.	Reserve for guarantee losses

The reserve for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guarantee transactions.

(Accounting change during the six months ended September 30, 2002)

As of September 30, 2002, a reserve for guarantee losses was established to address losses from a subsidiary’s guarantee transactions. Due to this accounting change, the ordinary income and the income before income taxes decreased ¥18 million and ¥31 million, respectively, to provide for the new reserve.

5.	Allowance for indemnification (not applicable as of March 31, 2003 and September 30, 2003)

The allowance for indemnification is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable compensation of losses from known and inherent risks relating to lease introduction transaction.

(4)	Accounting for Lease Transactions

Finance leases, except leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

(5)	Hedging Activities (not applicable as of March 31, 2003)

1.	Accounting for hedging activities

Deferred hedge accounting has been adopted.

Semi-annual Financial Report

2.	Hedge instruments and hedge items

•	Hedge instruments

Interest rate caps (only applicable as of September 30, 2002) and interest rate swaps

•	Hedge items

Cash flow hedge for interest on borrowing with variable rates

3.	Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, the Company utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

4.	Evaluation of hedge effectiveness

The Company determines the effectiveness of its hedging transactions based on the correlation between indicated rates of the hedge instrument and those of the hedge item.

(6)	Other Significant Accounting Policies for the Preparation of Consolidated Financial Statements

1.	Interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

2.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the corresponding period.

3.	Accounting standard for treasury stock and reversal of additional paid-in capital and legal reserve, etc.

Effective April 1, 2002, the Company adopted Accounting Standards (“AS”) No.1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.”, which was issued by Accounting Standard Board of Japan “ASBJ” on February 21, 2002. The adoption of AS No. 1 did not have a material effect on Company’s consolidated financial position and results of operations.

Effective from the year ended March 31, 2003, Consolidated Statement of Retained Earnings and Shareholders’ Equity section in Consolidated Balance Sheet were prepared in accordance with the amended “Regulations Concerning Terminology, Forms and Methods of Preparation of the Consolidated Financial Statements”.

4.	Accounting standard concerning earnings per share, etc.

Effective April 1, 2002, the Company adopted ASB Statement No. 2 of “Accounting Standard Concerning Earnings Per Share” and ASB Guidance No. 4 of “Accounting Guidance Concerning Earnings Per Share”, which was issued by ASBJ on September 25, 2002. The effects of the adoption of these accounting standards are stated in the notes on “Per Share Data”.

5.	Cash and Cash Equivalents Stated in Consolidated Statements of Cash Flows

Cash and cash equivalents include cash on hand, highly liquid deposits in banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

Semi-annual Financial Report

CHANGES IN PRESENTATION

(April 1, 2002 ~ September 30, 2002)

Consolidated Statements of Income

“Penalty of cancellation of lease contracts”, which was included in “Other” of “Other expenses” for the corresponding period of the previous year, is classified separately from the six months ended September 30, 2002, as the amount of “Penalty of cancellation of lease contracts” became more than one-tenth of the total of “Other income”. The amount of “Penalty of cancellation of lease contracts” for the corresponding period of the previous year was ¥5 million

(April 1, 2003 ~ September 30, 2003)

None

ADDITIONAL INFORMATION

(April 1, 2002 ~ September 30, 2002)

(Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.)

Effective April 1, 2002, the Company adopted Accounting Standards (“AS”) No. 1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.”, which was issued by ASBJ on February 21, 2002. The adoption of AS No. 1 did not have a material effect on Company’s consolidated financial position and results of operations

(Consolidated Balance Sheet)

Under the modification of the Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Consolidated Financial Statements, the presentations of additional paid-in capital and retained earnings in the consolidated balance sheet have changed since September 30, 2002.
(Consolidated Statement of Retained Earnings)

1.	Under the modification of the Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Consolidated Financial Statements, additional paid-in capital and retained earnings have been presented separately in the consolidated statement of retained earnings since the six months ended September 30, 2002.

2.	Under the modification of the Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Consolidated Financial Statements, the presentations of the additional paid-in capital and retained earnings in the consolidated statement of retained earnings has changed since the six months ended September 30, 2002.

The net income for the six months ended September 30, 2002 is presented separately as a component of the increase in retained earnings.

(April 1, 2003 ~ September 30, 2003)

None

(April 1, 2002 ~ March 31, 2003)

None

Semi-annual Financial Report

NOTES TO SEMI-ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

Note 1.	Accumulated depreciation of tangible fixed assets as of September 30, 2002 and 2003, and March 31, 2003 are ¥1,085 million, ¥847 million and ¥1,052 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Notes and loans receivable	¥47,216	¥33,139	¥38,858
Purchased loans	—	990	—
Land	262	262	262
Buildings and structures	388	366	377
Investments and other assets	110	16	64

Corresponding borrowings secured by the above collateral at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Short-term borrowings	¥1,100	¥3,100	¥3,100
Long-term borrowings (including current portion)	42,331	28,031	34,042

Notes and loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Notes and loans receivable	¥7,643	¥6,555	¥9,096
Long-term borrowings (including current portion)	7,113	6,124	8,075

Semi-annual Financial Report

In addition, beginning for the year ended March 31, 2003, NISSIN has entrusted certain loans outstanding to a trust bank. In order to raise funds, the Company sold its senior beneficiary interest in these loans outstanding in trust to a third party. These transactions constitute a legal sale under Japanese law. Since the Company reserves an option to repurchase the senior beneficiary interest, the Company does not recognize the extinguishment of the aforementioned interest in the financial statements and the funds are recognized as a long-term liability related interest. There is no control over the interest by the Company except through the above option. Entrusted loans outstanding included in “Notes and loans receivable”, and the related long-term liability recorded in “Asset backed commercial paper” at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Notes and loans receivable	¥—	¥4,237	¥4,573
Asset backed commercial paper	—	2,777	3,574

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2002 and 2003, and March 31, 2003 are ¥45,224 million, ¥37,797 million and ¥40,938 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Guarantees for lease payments	¥1,100	¥—	¥—
Guarantees for loans outstanding of other alliance companies	565	2,394	1,504

Note 5.	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
(1) Bankrupt loans receivable	¥666	¥814	¥619
(2) Delinquent loans receivable	1,883	2,520	2,010
(3) Delinquent loans receivable (three months or more)	—	—	—
(4) Restructured loans receivable	9,080	13,217	10,929

Total	¥11,629	¥16,553	¥13,560

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in the Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).

	(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).

	(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).

	(4)	“Restructured loans receivable” are loans receivable for which the Company reached an agreement with the debtors on favorable treatments for the debtors such as reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables, among others, in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Semi-annual Financial Report

Note 6.	The balances of loans outstanding under revolving contracts included in loans receivable at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans outstanding under revolving contracts	¥62,538	¥55,498	¥58,240

Under the terms and conditions of the Company’s revolving credit line agreements, the Company may, but is not committed to, lend funds to customers. The Company reviews credit lines based on account usage and customer creditworthiness. The Company’s unfunded credit lines at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Total unfunded credit lines	¥37,669	¥37,035	¥35,927
Of which unfunded credit lines without any loans outstanding	¥29,552	¥30,109	¥28,705

Certain portions of revolving agreements lapse without ever being used. Therefore, the amount of unfunded credit lines will not necessarily affect future cash flows of the Company.

Under these agreements, the Company also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other substantial reason. In addition, the Company examines the agreements regularly in order to take measures in the terms of credit conservation.

Semi-annual Financial Report

Consolidated Statements of Income

Note 1.	Significant components of other operating expenses for the six months ended September 30, 2002 and 2003, and the fiscal year ended March 31, 2003 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	(in millions)
Other operating expenses:
Costs of purchased loans	¥407	¥1,266	¥2,146
Costs of real estate lease and other	122	31	576
Advertising expenses	285	67	458
Loan charge-offs	0	10	2,091
Provision for loan losses	6,803	7,135	11,467
Provision for guarantee losses	18	51	51
Salaries for directors and statutory auditors	114	101	230
Salaries for employees	2,540	2,704	5,152
Bonuses	10	8	930
Provision for bonuses	494	535	97
Depreciation and amortization	60	54	130
Taxes and duties	231	229	515
Lease and rental expenses	1,061	959	2,090
Commission fees	293	354	697

Consolidated Statements of Cash Flows

Note 1.	Cash and cash equivalents consist of cash and deposits, and the balances at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Cash and deposits	¥17,564	¥19,257	¥23,612

Cash and cash equivalents	¥17,564	¥19,257	¥23,612

Semi-annual Financial Report

Lease

Finance leases, except leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

1.	Equivalents of acquisition costs, accumulated depreciation and book value:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Equipment:
Acquisition cost equivalent	¥2,200	¥1,559	¥1,572
Accumulated amortization equivalent	(1,065)	(615)	(633)

Book value equivalent	1,135	944	939
Software:
Acquisition cost equivalent	1,800	1,558	1,622
Accumulated amortization equivalent	(925)	(795)	(759)

Book value equivalent	874	762	863
Other:
Acquisition cost equivalent	—	4	4
Accumulated amortization equivalent	—	(1)	(0)

Book value equivalent	—	3	3

Total:
Acquisition cost equivalent	4,000	3,122	3,199
Accumulated amortization equivalent	(1,991)	(1,412)	(1,393)

Book value equivalent	¥2,009	¥1,710	¥1,806

2.	The amounts of outstanding future lease payments at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Due within one year	¥693	¥606	¥627
Due after one year	1,344	1,128	1,204

Total	¥2,038	¥1,735	¥1,832

3.	Lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Lease payments	¥445	¥368	¥850
Amortization expense equivalent	416	350	799
Interest expense equivalent	22	17	43

4.		The method used to calculate amortization expense equivalent and interest expense equivalent of leased property is as follows:

	•	Amortization expense equivalent is calculated by using the straight-line method over the respective lease terms with no residual value.

	•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

Semi-annual Financial Report

Investment Securities

1.	Marketable securities included in other securities at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,						March 31,

	2002			2003			2003

		Carrying			Carrying			Carrying
Other Securities	Cost	Value	Difference	Cost	Value	Difference	Cost	Value	Difference

	(in millions)
Equity securities	¥2,606	¥2,240	¥(366)	¥1,542	¥2,379	¥836	¥1,909	¥1,507	¥(402)

Total	¥2,606	¥2,240	¥(366)	¥1,542	¥2,379	¥836	¥1,909	¥1,507	¥(402)

2.	Other securities that have no market price are as follows:

	September 30,		March 31,

	2002	2003	2003

Other Securities	Carrying Value	Carrying Value	Carrying Value

	(in millions)
Private equity securities	¥792	¥408	¥681
Bonds	95	0	6
Other	—	35	35

Total	¥887	¥443	¥722

3.	Investment securities impaired for the six months ended September 30, 2002 and 2003, and for the year ended March 31, 2003 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2002	2003	2003

	Impairment Amount	Impairment Amount	Impairment Amount

		(in millions)
Other securities	¥295	¥320	¥628

Note:	Impairment was recognized for investment securities for which the fair value declined by more than 50% or those for which the average market price at month-end declined by more than 30% or more but less than 50% for the past two years.

Derivative Transaction

(April 1, 2002 ~ September 30, 2002) and (April 1, 2003 ~ September 30, 2003)

The note for derivative transactions is omitted as all derivative transactions are treated under the hedge accounting principle.

(April 1, 2002 ~ March 31, 2003)

The note for derivative transactions is omitted as the Company did not enter into any derivative transaction at March 31, 2003.

Semi-annual Financial Report

Segment Information

The segment information for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 is as follows:

1.	Business segment

Business segment information is omitted, as more than 90% of the Company’s business consists of providing loan services.

2.	Geographical segment

Geographical segment information is omitted, as the Company has no subsidiary or office outside Japan.

3.	Overseas operating revenues

Overseas operating revenues information is omitted, as the Company has no overseas operating revenues.

Semi-annual Financial Report

Per Share Data

			Year Ended
	Six Months Ended September 30,		March 31,

	2002	2003	2003

	(in yen)
Consolidated:
Shareholders’ equity per share	¥678.52	¥377.41	¥708.98
Earnings per share:
Basic	38.86	22.16	79.63
Diluted	—	—	—

The diluted earnings per share for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 were not presented, as there was no dilution effect for the corresponding period.

Basis for computation of per share data above is as follows:

			Year Ended
	Six Months Ended September 30,		March 31,

	2002	2003	2003

	(in millions)
Net income	¥2,519	¥2,783	¥5,209
Net income available for shareholders	2,519	2,783	5,133
Net income not available for shareholders:
Directors and statutory auditors bonuses	—	—	76

Total net income not available for shareholders	¥—	¥—	¥76

			Year Ended
	Six Months Ended September 30,		March 31,

	2002	2003	2003

	(thousand shares)
The weighted-average number of outstanding shares	64,853	125,633	64,460

Stock options, warrants and convertible bonds whose effect would be antidulitive and which were not included in the computation of diluted per share data above are as follows:

	September 30,		March 31,

	2002	2003	2003

	(thousand shares)
Stock option-1	1,495	3,756	1,355
Stock option-2	89	—	—
Warrant	1,180	2,256	1,171
Convertible bond	6,369	12,738	6,369

The details of all these securities mentioned above are stated in “ITEM. 4 —1 — (2) OVERVIEW OF NISSIN — Information on Capital Stock — Information on Stock Options, Warrants and Convertible Bonds”.

Notes:	1)	Effective from the six months ended September 30, 2002, the Company adopted ASB Statement No. 2 of “Accounting Standard Concerning Earnings Per Share”, and the ASB Guidance No. 4 of “Accounting Guidance Concerning Earnings Per Share”, which was issued by ASBJ on September 25, 2002.

In addition, per share data for the six months ended September 30, 2002 and the year ended March 31, 2002 are as follow as if ASB Statement No. 2 and ASB Guidance No. 4 were adopted on April 1, 2001.

	Six Months Ended	Year Ended
	September 30, 2001	March 31, 2002

	(in yen)
Shareholders’ equity per share	¥1,236.60	¥1,309.17
Earnings per share:
Basic	59.19	144.67
Diluted	59.15	144.67

Semi-annual Financial Report

Notes:	2)	On May 20, 2003, NISSIN completed a two-for-one stock split. If the stock split is deemed to have occurred on April 1, 2002, per share data for the six months ended September 30, 2002 and the year ended March 31, 2003 are adjusted retroactively as follow:

	Six Months Ended	Year Ended
	September 30, 2002	March 31, 2003

	(in yen)
Shareholders’ equity per share	¥339.26	¥354.49
Earnings per share:
Basic	19.43	39.82
Diluted	—	—

The diluted earnings per share for the six months ended September 30, 2002 and the year ended March 31, 2003 are not presented, as there was no dilution effect for the corresponding period

Semi-annual Financial Report

Significant Subsequent Events

(April 1, 2002 ~ September 30, 2002)

1.	On July 22, 2002, the Board of Directors of Webcashing.com Co., Ltd., then a wholly owned subsidiary of NISSIN, and Webcashing.com’s shareholders in the Extraordinary Shareholders’ Meeting on September 26, 2002 approved the exchange of their equity interests with i-cf, Inc. as follows:

Purpose of the equity exchange:	Construction of online finance-related portals; establishment of new business models for finance-related activities by combining both parties’ experiences.
Exchange date:	November 1, 2002
Exchange ratio:	One share of Webcashing.com Co., Ltd. for 0.4127 share of i-cf, Inc.
Information on counterpart company:
Company name:	i-cf, Inc.
Chief executive officer:	Yoshikuni Kato
Principal address:	11-5, Nishishimbashi 1-Chome, Minato-ku, Tokyo
Common stock:	¥1,074 million
Description of business:	Internet web consulting services, e-marketplace business
Interest relationship subsequent to exchange:	Webcashing.com Co., Ltd. becomes wholly owned subsidiary of i-cf, Inc. i-cf, Inc. becomes an affiliate of NISSIN under the equity method.

2.	NISSIN issued its 5th unsecured bonds upon approval by the Board of Directors on September 24, 2002.

Total amount of issue:	¥5,000 million
Issue price:	At par (¥100)
Payment date:	November 1, 2002
Maturity date:	November 1, 2005
Interest rate:	2.35% per annum
Use of proceeds:	Working capital

(April 1, 2003 ~ September 30, 2003)

None

Semi-annual Financial Report

(April 1, 2002 ~ March 31, 2003)

1.	On March 10, 2003, the Board of Directors approved a stock split as follows:

(1)	Stock split method:	Two-for-one stock split for all shares owned by the shareholders of record as of March 31, 2003
(2)	Type of newly issued shares subject to the stock split:	Common stock
(3)	Increase in the number of shares due to the stock split:	66,312,028 shares
(4)	Stock split date:	May 20, 2003
(5)	Dividend paid for the year from:	April 1, 2003

If the stock split is deemed to have occurred on April 1, 2001, per share data is adjusted retroactively as follows:

	Year Ended March 31,

	2002	2003

	(in yen)
Shareholders’ equity per share	¥327.29	¥354.49
Earnings per share:
Basic	36.17	39.82
Diluted	36.17	—

The diluted earnings per share for the year ended March 31, 2003 is not presented, as there was no dilution effect for the fiscal year.

2.	The Board of Directors on May 12, 2003, and subsequently the Annual Shareholders’ Meeting held on June 24, 2003, approved a special resolution on the issuance of new stock subscription rights for incentive purposes as described below, based upon the provisions of Article 280-20 and Article 280-21 of the Commercial Code.

The purpose of the issuance of stock options is to further increase the desire and motivation of individuals to improve operating results, as well as to attract and retain superior human resources.

(1)	Grant for:	NISSIN’s or its wholly-owned subsidiaries’ directors, statutory auditors, corporate advisors or employees, including employees dispatched to other companies, at the time of the issuance of such new stock subscription rights.
(2)	Type of shares:	Common stock
(3)	Number of shares of common stock:	Up to a maximum total of 1,500,000 shares
(4)	Amount to be paid in upon stock option exercise:	The amount to be paid in upon exercise of a stock option shall be an amount obtained by multiplying the average daily price of a share of common stock of NISSIN on the Tokyo Stock Exchange for the month immediately before the month of the issuance date of new stock subscription rights by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded upward to the nearest yen.
(5)	Exercise period:	Over the three years from the first day of the month following the month of the approval date.

Semi-annual Financial Report

(2)	Other

None

Semi-annual Financial Report

2.	Semi-annual Non-consolidated Financial Statements

(1) Semi-annual Non-consolidated Financial Statements

1. Non-consolidated Balance Sheets

	September 30,				March 31,

	2002		2003		2003

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥16,848		¥18,769		¥23,336
Notes receivable	10		216		15
Loans receivable (Notes 2, 3, 5 and 6)	166,685		169,975		175,108
Other current assets	3,090		2,946		3,307
Allowance for loan losses	(8,958)		(10,231)		(9,818)

Total Current Assets	177,676	93.7	181,677	95.0	191,949	95.2

Fixed Assets:
Tangible fixed assets (Notes 1 and 2)
Land	1,376		946		1,092
Other	851		638		720

Total tangible fixed assets	2,227		1,585		1,812

Intangible fixed assets	159		1,105		616

Investments and other assets (Notes 2 and 5)
Investments and other assets	11,369		9,505		9,312
Allowance for loan losses	(1,893)		(2,555)		(2,010)

Total investments and other assets	9,475		6,950		7,301

Total Fixed Assets	11,862	6.3	9,640	5.0	9,731	4.8

Total Assets	¥189,539	100.0	¥191,318	100.0	¥201,680	100.0

(Continued)

Semi-annual Financial Report

          (Continued)

	September 30,				March 31,

	2002		2003		2003

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term borrowings (Note 2)	¥1,550		¥3,100		¥3,100
Current portion of long-term borrowings (Note 2)	47,309		52,265		49,666
Current portion of bonds	5,000		11,500		5,000
Commercial paper	3,500		1,400		2,400
Accrued income taxes	2,506		2,106		2,750
Accrued bonuses	485		519		87
Reserve for guarantee losses	—		60		9
Warrants	119		114		119
Other	889		755		1,025

Total Current Liabilities	61,360	32.4	71,821	37.5	64,157	31.8

Long-term Liabilities:
Bonds	21,500		15,500		26,500
Convertible bond	10,000		10,000		10,000
Long-term borrowings (Note 2)	52,254		44,320		52,154
Asset backed commercial paper (Note 2)	—		2,777		3,574
Accrued retirement benefits — directors and statutory auditors	335		333		335
Other	74		61		76

Total Long-term Liabilities	84,165	44.4	72,993	38.2	92,640	45.9

Total Liabilities	145,525	76.8	144,814	75.7	156,797	77.7

Shareholders’ Equity:
Common stock	6,610	3.5	6,610	3.4	6,610	3.3

Additional paid-in capital
General	8,933		8,933		8,933
Other	—		1		0

Total additional paid-in capital	8,933	4.7	8,935	4.7	8,934	4.4

Retained earnings
Legal reserve	400		400		400
General reserves	26,800		30,800		26,800
Unappropriated retained earnings	3,056		3,265		5,193

Total retained earnings	30,257	16.0	34,465	18.0	32,394	16.1

Unrealized (losses) gain on investment securities	(213)	(0.1)	498	0.3	(239)	(0.1)
Treasury stock	(1,575)	(0.9)	(4,006)	(2.1)	(2,816)	(1.4)

Total Shareholders’ Equity	44,013	23.2	46,503	24.3	44,883	22.3

Total Liabilities and Shareholders’ Equity	¥189,539	100.0	¥191,318	100.0	¥201,680	100.0

Semi-annual Financial Report

2.	Non-consolidated Statements of Income

	Six Months Ended September 30,				Year Ended March 31,

	2002		2003		2003

		Percentages		Percentages		Percentages
	Amount	of Total	Amount	of Total	Amount	of Total

	(in millions except percentages)
Operating revenues:
Interest income from loans receivable	¥19,114		¥19,823		¥39,073
Other financial income	0		0		0
Other operating income	1,148		975		2,307

Total revenues	20,263	100.0	20,799	100.0	41,381	100.0
Operating expenses:
Financial costs	1,853		1,741		3,675
Other operating expenses (Note 5)	13,954		13,823		27,243

Total operating expenses	15,807	78.0	15,564	74.8	30,918	74.7

Operating income	4,455	22.0	5,235	25.2	10,463	25.3

Other income (Note 1)	46	0.2	48	0.2	90	0.2
Other expenses (Note 2)	51	0.2	42	0.2	249	0.6

Ordinary income	4,450	22.0	5,241	25.2	10,304	24.9

Special income (Note 3)	116	0.5	173	0.8	146	0.4
Special expenses (Note 4)	384	1.9	673	3.2	1,720	4.2

Income before income taxes	4,182	20.6	4,740	22.8	8,730	21.1

Income taxes:
Current	2,508		2,092		4,795
Deferred	(713)		(16)		(1,010)

Income taxes	1,795	8.8	2,075	10.0	3,785	9.1

Net income	2,387	11.8	2,665	12.8	4,945	12.0
Retained earnings at beginning of period	669		600		669
Interim dividend paid	—		—		420

Unappropriated retained earnings at end of period	¥3,056		¥3,265		¥5,193

Semi-annual Financial Report

SIGNIFICANT ACCOUNTING POLICIES

1.	Valuation and Computation of Assets

(1)	Investment securities

I.	Investments in subsidiaries and affiliates

Cost method, cost being determined by the moving average method.

II.	Other securities

Marketable securities

Market value is determined by the quoted price at period end.

(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Private equity securities

Cost method, cost being determined by the moving average method.

(2)	Derivatives (not applicable as of March 31, 2003 and September 30, 2003)

Market value method

2.	Depreciation and Amortization of Fixed Assets

(1)	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired buildings is computed using the straight-line method.

(2)	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

(3)	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.

3.	Allowance for Loan Losses and Accrued Expenses

(1)	Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses estimated by applying a percentage based on collection experience in the past to the general loans, plus individually estimated uncollectible amounts with respect to doubtful loans.

(2)	Accrued bonuses

Accrued bonuses are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributed to the corresponding period.

Semi-annual Financial Report

(3)	Reserve for guarantee losses (applicable as of March 31, 2003 and September 30, 2003)

The reserve for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guarantee transactions.

(4)	Accrued retirement benefits – directors and statutory auditors

Accrued retirement benefits of the NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with NISSIN’s internal rules.

4.	Accounting for Lease Transactions

Finance leases, except leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

5.	Hedging Activities (not applicable as of March 31, 2003 and September 30, 2003)

(1)	Accounting for hedging activities

Deferred hedge accounting has been adopted.

(2)	Hedge instruments and hedge items

•	Hedge instruments

Interest rate caps and interest rate swaps

•	Hedge items

Cash flow hedge for interest on borrowing with variable rates

(3)	Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, NISSIN utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

(4)	Evaluation of hedge effectiveness

NISSIN determines the effectiveness of its hedging transactions based on the correlation between indicated rates of the hedge instrument and those of the hedge item.

6.	Other Significant Accounting Policies for the Preparation of Semi-annual Non-consolidated Financial Statements

(1)	Interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

(2)	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts. Consumption taxes not subject to the exclusion are treated as expense for the corresponding period.

(3)	Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.

Effective April 1, 2002, NISSIN adopted AS No. 1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.”, which was issued by ASBJ on February 21, 2002. The adoption of AS No. 1 did not have a material effect on NISSIN’s financial position and results of operation.

Semi-annual Financial Report

Effective from the year ended March 31, 2003, Non-consolidated Statement of Retained Earnings and Shareholders’ Equity section in Non-consolidated Balance Sheet were prepared in accordance with the amended “Regulations Concerning Terminology, Forms and Methods of Preparation of the Financial Statements”.

(4)	Accounting Standard Concerning Earnings Per Share, etc.

Effective April 1, 2002, NISSIN adopted ASB Statement No. 2 of “Accounting Standard Concerning Earnings Per Share” and ASB Guidance No. 4 of “Accounting Guidance Concerning Earnings Per Share”, which was issued by ASBJ on September 25, 2002. The effects of the adoption of these accounting standards are stated in the notes on “Per Share Data”.

ADDITIONAL INFORMATION

(April 1, 2002 ~ September 30, 2002)

(Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.)

Effective April 1, 2002, NISSIN adopted AS No. 1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.”, which was issued by ASBJ on February 21, 2002. The adoption of AS No. 1 did not have a material effect on NISSIN’s financial position and results of operation.

(Non-consolidated Balance Sheet)

Under the modification of the Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Financial Statements, the presentations of additional paid-in capital and retained earnings in the non-consolidated balance sheet have changed since the six months ended September 30, 2002.

(April 1, 2003 ~ September 30, 2003)

None

(April 1, 2002 ~ March 31, 2003)

None

Semi-annual Financial Report

NOTES TO SEMI-ANNUAL NON-CONSOLIDATED FINANCIAL STATEMENTS

Non-consolidated Balance Sheets

Note 1.	Accumulated depreciation of tangible fixed assets as of September 30, 2002 and 2003, and March 31, 2003 are ¥1,042 million, ¥844 million and ¥1,050 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans receivable	¥47,216	¥33,139	¥38,858
Land	262	262	262
Other tangible fixed assets	388	366	377
Investments and other assets	110	16	64

Corresponding borrowings secured by the above collateral at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Short-term borrowings	¥1,100	¥3,100	¥3,100
Long-term borrowings (including current portion)	42,331	27,452	34,042

Loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans receivable	¥7,643	¥6,555	¥9,096
Long-term borrowings (including current portion)	7,113	6,124	8,075

In addition, beginning for the year ended March 31, 2003, NISSIN has entrusted certain loans outstanding to a trust bank. In order to raise funds, NISSIN sold its senior beneficiary interest in these loans outstanding in trust to a third party. These transactions constitute a legal sale under Japanese law. Since NISSIN reserves an option to repurchase the senior beneficiary interest, NISSIN does not recognize the extinguishment of the aforementioned interest in the financial statements and the funds are recognized as a long-term liability related interest. There is no control over the interest by NISSIN except through the above option. Entrusted loans outstanding included in “Loans receivable”, and the related long-term liability recorded in “Asset backed commercial paper” at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans receivable	¥—	¥4,237	¥4,573
Asset backed commercial paper	—	2,777	3,574

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2002 and 2003, and March 31, 2003 are ¥45,224 million, ¥37,797 million and ¥40,938 million, respectively.

Semi-annual Financial Report

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Guarantees for loans outstanding of other alliance companies	¥565	¥2,394	¥1,504
Guarantees for borrowings of a subsidiary (Nissin Servicer Co., Ltd.)	1,200	2,501	1,700

Note 5.	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
(1) Bankrupt loans receivable	¥666	¥814	¥619
(2) Delinquent loans receivable	1,883	2,520	2,010
(3) Delinquent loans receivable (three months or more)	—	—	—
(4) Restructured loans receivable	9,080	13,217	10,929

Total	¥11,629	¥16,553	¥13,560

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in the Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).

(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).

(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).

(4)	“Restructured loans receivable” are loans receivable for which NISSIN reached an agreement with the debtors on favorable treatments for the debtors such as reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables, among others, in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Note 6.	The balance of loans outstanding under revolving contracts included in loans receivable at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Loans outstanding under revolving contracts	¥62,538	¥55,498	¥58,240

Under the terms and conditions of NISSIN’s revolving credit line agreements, NISSIN may, but is not committed to, lend funds to customers. NISSIN reviews credit lines based on account usage and customer creditworthiness. NISSIN’s unfunded credit lines at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

	(in millions)
Total unfunded credit lines	¥37,669	¥37,035	¥35,927
Of which unfunded credit lines without any loans outstanding	29,552	30,109	28,705

Certain portions of revolving agreements lapse without ever being used. Therefore, the amount of unfunded credit lines will not necessarily affect future cash flows of NISSIN.

Under these agreements, NISSIN also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other substantial reason. In addition, NISSIN examines the agreements regularly in order to take measures in the terms of credit conservation.

Semi-annual Financial Report

Non-consolidated Statements of Income

Note 1.	Significant components of other income for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Other income:
Interest income from securities	¥—	¥0	¥0
Dividends received	15	12	27
Dividend from insurance	10	0	14
Interest income from loans to affiliates	15	9	26
Guarantee fees received	0	17	9

Note 2.	Significant components of other expenses for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Other expenses:
Bond issuance costs	¥—	¥3	¥61
Stock issuance costs	24	21	24
Penalty of cancellation of lease contracts	20	14	21

Note 3.	Significant components of special income for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Special income:
Gain on sales of fixed assets (land)	¥9	¥116	¥9
Gain on sales of investment securities	106	55	136

Note 4.	Significant components of the special expenses for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

	(in millions)
Special expenses:
Loss on sales of fixed assets (land)	¥—	¥3	¥—
Loss on sales of fixed assets (buildings)	—	1	—
Loss on disposal of fixed assets	26	37	42
Losses on sales of investment securities	45	310	396
Impairment of investment securities	295	320	619

Semi-annual Financial Report

Note 5.	Depreciation and amortization expenses for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

		(in millions)
Depreciation and amortization expenses:
Tangible fixed assets	¥ 51	¥ 36	¥ 103
Intangible fixed assets	3	13	12

Lease

Finance leases, except leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

1.	Equivalents of acquisition costs, accumulated depreciation and book value:

	September 30,		March 31,

	2002	2003	2003

		(in millions)
Equipment:
Acquisition cost equivalent	¥2,191	¥1,550	¥1,563
Accumulated amortization equivalent	(1,063)	(611)	(630)

Book value equivalent	1,127	939	932
Software:
Acquisition cost equivalent	1,771	1,522	1,593
Accumulated amortization equivalent	(920)	(782)	(750)

Book value equivalent	851	739	843
Other:
Acquisition cost equivalent	—	4	4
Accumulated amortization equivalent	—	(1)	(0)

Book value equivalent	—	3	3

Total:
Acquisition cost equivalent	3,963	3,077	3,162
Accumulated amortization equivalent	(1,984)	(1,395)	(1,381)

Book value equivalent	¥1,979	¥1,682	¥1,780

2.	The amounts of outstanding future lease payments at September 30, 2002 and 2003, and March 31, 2003 are as follows:

	September 30,		March 31,

	2002	2003	2003

		(in millions)
Due within one year	¥683	¥595	¥618
Due after one year	1,323	1,111	1,187

Total	¥2,007	¥1,706	¥1,806

Semi-annual Financial Report

3.	Lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2002 and 2003, and the year ended March 31, 2003 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2002	2003	2003

		(in millions)
Lease payments	¥ 440	¥ 363	¥ 840
Amortization expense equivalent	412	345	789
Interest expense equivalent	22	17	42

4.	The method used to calculate amortization expense equivalent and interest expense equivalent of leased property is as follows:

•	Amortization expense equivalent is calculated by using the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

Investment Securities

Information regarding investments in subsidiaries and affiliates with market quotation available at September 30, 2002 and 2003, and March 31, 2003 is as follows:

September 30, 2002

	Carrying Value	Market Value	Differences

(in millions)
Investments in affiliates	¥ 512	¥ 310	¥ (202)

September 30, 2003

	Carrying Value	Market Value	Differences

(in millions)
Investments in affiliates	¥ 300	¥ 383	¥ 83

March 31, 2003

	Carrying Value	Market Value	Differences

(in millions)
Investments in affiliates	¥ 532	¥ 542	¥ 9

Per Share Data

The note for per share data is omitted as the Company prepared Semi-annual Consolidated Financial Statements.

Semi-annual Financial Report

Significant Subsequent Events

(April 1, 2002 ~ September 30, 2002)

1.	NISSIN issued its 5th unsecured bonds upon approval by the Board of Directors on September 24, 2002.

Total amount of issue:	¥5,000 million
Issue price:	At par (¥100)
Payment date:	November 1, 2002
Maturity date:	November 1, 2005
Interest rate:	2.35% per annum
Use of proceeds:	Working capital

(April 1, 2003 ~ September 30, 2003)

None

(April 1, 2002 ~ March 31, 2003)

1.	On March 10, 2003, the Board of Directors approved a stock split as follows:

(1) Stock split method:	Two-for-one stock split for all shares owned by the
shareholders of record as of March 31, 2003
(2) Type of newly issued shares subject to the stock split:	Common stock
(3) Increase in the number of shares due to the stock split:	66,312,028 shares
(4) Stock split date:	May 20, 2003
(5) Dividend paid for the year from:	April 1, 2003

If the stock split is deemed to have occurred on April 1, 2001, per share data is adjusted retroactively as follows:

	Year Ended March 31,

	2002	2003

	(in yen)
Shareholders’ equity per share	¥ 329.10	¥ 354.48
Earnings per share:
Basic	37.39	37.92
Diluted	37.39	—

The diluted earnings per share for the year ended March 31, 2003 is not presented, as there was no dilution effect for the fiscal year.

Semi-annual Financial Report

2.	The Board of Directors on May 12, 2003, and subsequently the Annual Shareholders’ Meeting held on June 24, 2003, approved a special resolution on the issuance of new stock subscription rights for incentive purposes as described below, based upon the provisions of Article 280-20 and Article 280-21 of the Commercial Code.

The purpose of the issuance of stock options is to further increase the desire and motivation of individuals to improve operating results, as well as to attract and retain superior human resources.

(1)	Grant for:	NISSIN’s or its wholly-owned subsidiaries’ directors, statutory auditors, corporate advisors or employees, including employees dispatched to other companies, at the time of the issuance of such new stock subscription rights.
(2)	Type of shares:	Common stock shares
(3)	Number of shares of common stock:	Up to a maximum total of 1,500,000 shares
(4)	Amount to be paid in upon stock option exercise:
The amount to be paid in upon exercise of a stock option shall be an amount obtained by multiplying the average daily price of a share of common stock of NISSIN on the Tokyo Stock Exchange for the month immediately before the month of the issuance date of new stock subscription rights by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded upward to the nearest yen.
(5)	Exercise period:	Over the three years from the first day of the month following the month of the approval date.

(2)	Other

The half-year dividend per share approved by the Board of Directors on November 4, 2003 is as follows:

(1) Total amount of the half-year dividend (in millions):	¥463
(2) Half-year dividend per share (in yen):	¥3.75
(3) Date of half-year dividend payment:	From December 10, 2003

The half-year dividend will be paid to shareholders of record as of September 30, 2003.

Semi-annual Financial Report

ITEM 6.     REFERENCE INFORMATION FOR NISSIN

The following documents were submitted to Director of the Kanto Local Finance Bureau from April 1, 2003 to the filing date of the current semi-annual financial report.

(1)	Annual Financial Report and Attachment for the year ended March 31, 2003 was submitted on June 25, 2003.

(2)	Security Registration Statement for Stock Option and Attachment was submitted on July 7, 2003.

(3)	Amendment Security Registration Statement for Stock Option was submitted on July 16, 2003.

(4)	Amendment Security Issuance Registration Statements for Bond was submitted on June 26, 2003.

(5)	Purchase Report of Treasury Stock for period from March 1, 2003 to March 31, 2003 was submitted on April 7, 2003.
Purchase Report of Treasury Stock for period from April 1, 2003 to April 30, 2003 was submitted on May 9, 2003.
Purchase Report of Treasury Stock for period from May 1, 2003 to May 31, 2003 was submitted on June 6, 2003.
Purchase Report of Treasury Stock for period from June 1, 2003 to June 24, 2003 was submitted on July 8, 2003.
Purchase Report of Treasury Stock for period from June 25, 2003 to June 30, 2003 was submitted on July 8, 2003.
Purchase Report of Treasury Stock for period from July 1, 2003 to July 31, 2003 was submitted on August 8, 2003.
Purchase Report of Treasury Stock for period from August 1, 2003 to August 31, 2003 was submitted on September 5, 2003.
Purchase Report of Treasury Stock for period from September 1, 2003 to September 30, 2003 was submitted on October 8, 2003.
Purchase Report of Treasury Stock for period from October 1, 2003 to October 31, 2003 was submitted on November 7, 2003.

Semi-annual Financial Report

SECOND SECTION: GUARANTOR COMPANY OF NISSIN

None

Semi-annual Financial Report

Semi-annual Audit Report

December 5, 2002

Kunihiko Sakioka,
President and Representative Director of
NISSIN CO., LTD.

Sanyu & Co.
Representative Partner: Keisuke Takase
Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of the “Securities and Exchange Law”, we have performed semi-annual audit procedures to the semi-annual consolidated financial statements, namely the semi-annual consolidated balance sheet, the semi-annual consolidated statement of income and retained earnings, and the semi-annual consolidated statement of cash flows of NISSIN CO., LTD. included in “Financial Statements” for the semi-annual consolidation accounting period from April 1, 2002 to September 30, 2002 of the consolidation accounting term from April 1, 2002 to March 31, 2003.

Our semi-annual audit procedures were in accordance with semi-annual auditing standards generally accepted and all relevant auditing procedures were carried out as are normally required for a semi-annual audit. This means that we have omitted certain audit procedures normally required for an audit of annual consolidated financial statements in accordance with Paragraph 2 of the semi-annual auditing standards for fieldwork. We performed audit procedures which consisted mainly of an analytical review, inquires of the Company personnel and inspections of documents relating to the accounts of the consolidated subsidiaries and other in accordance with Paragraph 3 of the semi-annual auditing standards for fieldwork.

As a result of our semi-annual audit procedures, it is our opinion that the accounting policies and treatments adopted by the Company in the preparation of the semi-annual consolidated financial statements referred to above are in accordance with accounting principles generally accepted, and that such accounting policies are consistent with those applied in the prior consolidation accounting term except for the change of accounting principle as discussed in the following paragraph. It is also our opinion that the presentation of these semi-annual consolidated financial statements is in conformity with “Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Consolidated Financial Statements” (Ministry of Finance Ordinance No. 24, 1999).

As discussed in “Significant Accounting Policies” 4 - (3) - 4, the Company has changed an accounting principle regarding guarantee transactions from the current semi-annual consolidated financial statements. Since guaranteed amounts tend to increase and guarantee losses actually occurred during the current period, the Company began to record reserve for guarantee losses in order to achieve a better matching of revenue and expenses and present relevant financial position of the Company. We believe that the change in an accounting principle is reasonable. As a result of the accounting change, the ordinary income and the income before income taxes decreased ¥18 million and ¥31 million, respectively.

Accordingly, it is our opinion that the aforementioned semi-annual consolidated financial statements present useful information regarding the consolidated financial position of the Company and its consolidated subsidiaries as of September 30, 2002, and the consolidated results of their operations and their consolidated cash flows for the semi-annual consolidation accounting period then ended.

We have no interest in the Company that should be disclosed pursuant to the provision of the Certified Public Accountants Law.

Semi-annual Financial Report

Report of Independent Certified Public Accountants

December 9, 2003

Board of Directors of
NISSIN CO., LTD.

Sanyu & Co.
Representative Partner: Keisuke Takase
Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of “Securities and Exchange Law,” we have audited the semi-annual consolidated balance sheet, the semi-annual consolidated statement of income, the semi-annual consolidated statement of retained earnings and the semi-annual consolidated statement of cash flows of NISSIN CO., LTD. included in “Financial Statements” as of and for the semi-annual consolidation accounting period from April 1, 2003 to September 30, 2003 of the consolidation accounting term from April 1, 2003 to March 31, 2004. These semi-annual financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these semi-annual financial statements based on our audit.

We conducted our audit in accordance with semi-annual auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the semi-annual financial statements are free of material misstatement. A semi-annual audit consisted mainly of an analytical review, and additional auditing procedures are implemented when necessary. We believe that our semi-annual audit provide a reasonable basis for our opinion.

In our opinion, the accompanying semi-annual consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2003, and the results of its operations and its cash flows for the semi-annual consolidation accounting period then ended, in conformity with accounting principles generally accepted in Japan.

We have no interest in NISSIN CO., LTD. and its consolidated subsidiaries, which should be disclosed pursuant to the provision of the Certified Public Accountants Law.

Semi-annual Financial Report

Semi-annual Audit Report

December 5, 2002

Kunihiko Sakioka,
President and Representative Director of
NISSIN CO., LTD.

Sanyu & Co.
Representative Partner: Keisuke Takase
Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of the “Securities and Exchange Law”, we have performed semi-annual audit procedures to the semi-annual financial statements, namely the semi-annual balance sheet and the semi-annual statement of income of NISSIN Co., LTD. (“NISSIN”) included in “Financial Statements” for the semi-annual accounting period from April 1, 2002 to September 30, 2002 of the accounting term from April 1, 2002 to March 31, 2003.

Our semi-annual audit procedures were in accordance with generally accepted semi-annual auditing standards and all relevant auditing procedures were carried out as are normally required for a semi-annual audit. This means that we have omitted certain audit procedures normally required for an audit of annual financial statements in accordance with Paragraph 2 of the semi-annual auditing standards for fieldwork.

As a result of our semi-annual audit procedures, it is our opinion that the accounting policies and treatments adopted by NISSIN in the preparation of the semi-annual financial statements referred to above are in accordance with accounting principles generally accepted, and that such accounting policies are consistent with those applied in the prior accounting period. It is also our opinion that the presentation of these semi-annual financial statements is in conformity with “Regulations Concerning Terminology, Forms and Methods of Preparation of the Semi-annual Financial Statements” (Ministry of Finance Ordinance No. 38, 1977).

Accordingly, it is our opinion that the aforementioned semi-annual financial statements present useful information regarding the financial position of NISSIN as of September 30, 2002, and the results of their operations for the semi-annual accounting period then ended.

We have no interest in NISSIN that should be disclosed pursuant to the provision of the Certified Public Accountants Law.

Semi-annual Financial Report

Report of Independent Certified Public Accountants

December 9, 2003

Board of Directors of
NISSIN CO., LTD.

Sanyu & Co.
Representative Partner: Keisuke Takase
Engagement Partner: Tomohiro Koto

Pursuant to Article 193-2 of “Securities and Exchange Law,” we have audited the semi-annual balance sheet and the semi-annual statement of income of NISSIN CO., LTD. included in “Financial Statements” as of and for the semi-annual accounting period from April 1, 2003 to September 30, 2003 of the accounting term from April 1, 2003 to March 31, 2004. These semi-annual financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these semi-annual financial statements based on our audit.

We conducted our audit in accordance with semi-annual auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the semi-annual financial statements are free of material misstatement. A semi-annual audit consisted mainly of an analytical review, and additional auditing procedures are implemented when necessary. We believe that our semi-annual audit provide a reasonable basis for our opinion.

In our opinion, the accompanying semi-annual financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2003, and the results of its operations for the semi-annual accounting period then ended, in conformity with accounting principles generally accepted in Japan.

We have no interest in NISSIN CO., LTD., which should be disclosed pursuant to the provision of the Certified Public Accountants Law.